EXHIBIT 10.1

ARRANGEMENT AGREEMENT

BETWEEN

TILRAY BRANDS, INC.

AND

HEXO CORP.

APRIL 10, 2023

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION

Section 1.1........... Defined Terms

Section 1.2........... Certain Rules of Interpretation

ARTICLE 2 THE ARRANGEMENT

Section 2.1........... Arrangement

Section 2.2........... Interim Order

Section 2.3........... The Meeting

Section 2.4........... The Company Circular

Section 2.5........... Final Order

Section 2.6........... Court Proceedings

Section 2.7........... Treatment of Convertible Securities

Section 2.8........... Articles of Arrangement and Effective Date

Section 2.9........... Payment of Consideration

Section 2.10......... Adjustment of Consideration

Section 2.11......... Tax Election

Section 2.12......... Withholding Taxes

Section 2.13......... U.S. Securities Law Matters

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

Section 3.1........... Representations and Warranties of the Company

Section 3.2........... Representations and Warranties of the Purchaser

ARTICLE 4 COVENANTS

Section 4.1........... Conduct of Business of the Company

Section 4.2........... Conduct of the Business of the Purchaser

Section 4.3........... Covenants regarding the Arrangement

Section 4.4........... Regulatory Approvals

Section 4.5........... Company Covenant Regarding Convertible Securities

Section 4.6........... Purchaser Covenants Regarding Convertible Securities

Section 4.7........... Access to Information; Confidentiality

Section 4.8........... Stock Exchange Delisting

Section 4.9........... Public and Employee Communications

Section 4.10......... Insurance and Indemnification

Section 4.11......... Transaction Litigation

Section 4.12......... Notice and Cure Provisions

Section 4.13......... Transaction Personal Information

ARTICLE 5 ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1........... Non-Solicitation

Section 5.2........... Responding to an Acquisition Proposal

Section 5.3........... Adverse Recommendation Change; Alternative Transaction Agreement

Section 5.4........... Notification of Acquisition Proposals; Certain Disclosure; Subsidiaries and Representatives

ARTICLE 6 CONDITIONS

Section 6.1........... Mutual Conditions Precedent

Section 6.2........... Additional Conditions Precedent to the Obligations of the Purchaser

Section 6.3........... Additional Conditions Precedent to the Obligations of the Company

Section 6.4........... Satisfaction of Conditions

ARTICLE 7 TERM AND TERMINATION

Section 7.1........... Term

Section 7.2........... Termination

Section 7.3........... Expenses and Reimbursement

Section 7.4........... Effect of Termination/Survival

ARTICLE 8 TERMINATION FEES AND GENERAL PROVISIONS

Section 8.1........... Modifications or Amendments

Section 8.2........... Termination Fees

Section 8.3........... Notices

Section 8.4........... Time of the Essence.

Section 8.5........... Injunctive Relief

Section 8.6........... Third Party Beneficiaries

Section 8.7........... Waiver

Section 8.8........... Entire Agreement

Section 8.9........... Successors and Assigns

Section 8.10......... Severability

Section 8.11......... Governing Law; Jurisdiction

Section 8.12......... Rules of Construction

Section 8.13......... Further Assurances

Section 8.14......... No Liability

Section 8.15......... Language

Section 8.16......... Counterparts

SCHEDULE “A” PLAN OF ARRANGEMENT

SCHEDULE “B” ARRANGEMENT RESOLUTION

SCHEDULE “C” REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SCHEDULE “D” REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SCHEDULE “E” REQUIRED REGULATORY APPROVALS

SCHEDULE “F”

WAIVER AND AMENDMENT AGREEMENT

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of April 10, 2023,

BETWEEN:

TILRAY BRANDS, INC., a corporation existing under the laws of the State of Delaware,

(the “Purchaser”)

- and -

HEXO CORP., a corporation existing under the laws of the Province of Ontario,

(the “Company”)

WHEREAS the Purchaser proposes to acquire all of the issued and outstanding Company Shares (as defined herein) pursuant to the Arrangement (as defined herein), as contemplated in this Agreement;

AND WHEREAS, concurrently with the execution of this Agreement by the Company, the Company has entered into the Waiver and Amendment Agreement (as defined herein) with the Purchaser, as holder of the Company Senior Secured Note (as defined herein) waiving and amending certain covenants of the Company Senior Secured Note in consideration for the payment by the Company to the Purchaser of certain fees and the transfer by the Company to the Purchaser of certain real estate property, the whole upon the terms of the Waiver and Amendment Agreement;

AND WHEREAS the Board (as defined herein) has unanimously (with Roger Savell, Denise Faltischek and Mark Attanasio abstaining from voting on any resolution, approval or recommendation in connection with the Transaction due to their interests that present actual or potential conflicts of interest in connection with the Transaction) determined, after receiving financial and legal advice and following the receipt and review of a unanimous recommendation of the Company Special Committee (as defined herein), and upon consideration of the Formal Valuation (as defined herein) and the Fairness Opinion (as defined herein) delivered orally by the Valuator, that the Arrangement is in the best interests of the Company and that the Arrangement is fair to the Company Shareholders (as defined herein);

AND WHEREAS the Board has approved  this Agreement and agreed to unanimously recommend (with Roger Savell, Denise Faltischek and Mark Attanasio abstaining from voting on such approval and recommendation due to their interests that present actual or potential conflicts of interest in connection with the Transaction) that Company Shareholders vote in favour of the Arrangement Resolution (as defined herein) to be approved by the Company Shareholders at the Meeting (as defined herein), on the terms and subject to the conditions contained in this Agreement;

AND WHEREAS the Purchaser has entered into the Lock-Up Agreements (as defined herein) with the Locked-Up Shareholders (as defined herein) pursuant to which, among other things, such Company Shareholders have agreed, subject to the terms and conditions thereof, to vote the Company Shares held by them in favour of the Arrangement Resolution (as defined herein);

AND WHEREAS it is intended that, for U.S. federal income tax purposes, (a) the Arrangement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined herein), and (b) this Agreement, together with the Plan of Arrangement, shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g);

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

li.	1 INTERPRETATION

i.	1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings:

“48North” means 48North Cannabis Corp.

“Acquisition Proposal” means, at any time, whether or not in writing, any offer, proposal or inquiry (including any modification or proposed modification of any such offer, proposal or inquiry) with respect to (a) any direct or indirect acquisition by any Person or group of Persons of Company Shares (or securities convertible into or exchangeable or exercisable for Company Shares) in a single transaction or a series of transactions, representing 20% or more of the Company Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Company Shares), or (b) any direct or indirect acquisition by any Person or group of Persons of Company Shares (or securities convertible into or exchangeable or exercisable for Company Shares) representing 20% or more of the votes attached to the Company Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Company Shares), or (c) any direct or indirect acquisition by any Person or group of Persons of any assets of the Company and/or one or more of its Subsidiaries (including shares or other equity interests of any Subsidiary) individually or in the aggregate contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries or representing 20% or more of the assets of the Company and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of the Company most recently filed prior to such time as part of the Company Public Disclosure Record) (or any lease, license, or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multi-step transaction or series of transactions, directly or indirectly involving the Company or any Subsidiary, and in each case excluding the Arrangement and the other transactions contemplated by this Agreement and any transaction between the Company and/or one or more of its wholly-owned Subsidiaries or between the Company and the Purchaser or any of its Affiliates.

“Action” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other similar civil, criminal or regulatory proceeding, in law or in equity.

“Additional Company DSU Grant” means the issuances of Company DSUs described in Section (2)(d) of the Company Disclosure Letter.

“Additional Company Options Issuances” means the issuances of Company Options described in Section (2)(d) of the Company Disclosure Letter.

“Adverse Recommendation Change” has the meaning ascribed thereto in Section 5.1(1)(c).

“Advisory Services Agreement” means the advisory services agreement between the Company and the Purchaser dated July 12, 2022.

“Affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.

“Agreement” means this Arrangement Agreement, including the Schedules hereto and the Company Disclosure Letter, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.

“Alternative Transaction Agreement” has the meaning ascribed thereto in Section 5.1(1)(c).

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or preventing or lessening competition through merger or acquisition, including the Competition Act.

“ARC” means an advance ruling certificate issued by the Commissioner under Section 102 of the Competition Act.

“Arrangement Resolution” means the special resolution approving the Arrangement to be considered, and, if thought advisable, passed by the Company Shareholders at the Meeting to be substantially in the form and content set out in Schedule “B” hereto.

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which will include the Plan of Arrangement and otherwise be in form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“Associate” has the meaning ascribed thereto in the OBCA.

“Bankruptcy and Equity Exception” has the meaning ascribed thereto in Section (3)(a) of Schedule “C”.

“Board” means the board of directors of the Company, as constituted from time to time.

“Board Recommendation” has the meaning ascribed thereto in Section 2.4(2).

“Breaching Party” has the meaning ascribed thereto in Section 4.12(3).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Toronto, Ontario or New York, New York are required by Law to be closed for business.

“Canadian Securities Laws” means the Securities Act (Ontario), and any other applicable Canadian provincial and territorial securities Laws, rules, notices, promulgations and regulations and published policies thereunder.

“Cannabis Laws”  means the Cannabis Act (Canada) and any other law, statute, rule or regulation in Canada or any other applicable jurisdiction (including any province, territory or other sub-jurisdiction) relating in any way to the production, cultivation, possession, storage, transportation, distribution, sale or use of cannabis and related substances and products, and including all regulations, official directives, orders, judgments and decrees promulgated under any of the foregoing.

“Cannabis License” means any temporary, provisional, or permanent permit, license, or authorization from or registration with any Governmental Entity that regulates the cultivation, harvesting, production, processing, marketing, distribution, sale, possession, or transfer of cannabis, marijuana, or related substances or products containing cannabis, marijuana, or related substances, whether for medical or recreational use.

“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to the OBCA after the Articles of Arrangement have been filed.

“Closing” has the meaning ascribed thereto in Section 2.8(2).

“Closing Date” has the meaning ascribed thereto in Section 2.8(2).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition appointed under the Competition Act and any person authorized under the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition.

“Company” means HEXO Corp., a corporation existing under the OBCA.

“Company Annual Financial Statements” means the audited consolidated financial statements of the Company as at and for the financial years ended July 31, 2022 and 2021 (including the notes thereto and related management’s discussion and analysis).

“Company April 2019 Warrant Indenture” means the warrant indenture dated April 2, 2019 between 48North and Computershare Trust Company of Canada, as supplemented by that first supplemental warrant indenture dated as of September 1, 2021 among the Company, 48North and Computershare Trust Company of Canada.

“Company April 2019 Warrants” means the warrants to purchase Company Shares issued pursuant to the Company April 2019 Warrant Indenture.

“Company April 2020 Warrant Indenture” means the warrant indenture dated as of April 13, 2020 between HEXO Corp. and TSX Trust Company.

“Company April 2020 Warrants” means the warrants to purchase Company Shares issued pursuant to the Company April 2020 Warrant Indenture.

“Company April 2021 Warrant Indenture” means the warrant indenture dated April 16, 2021 between 48North and Computershare Trust Company of Canada, as supplemented by that first supplemental warrant indenture dated as of September 1, 2021 among the Company, 48North and Computershare Trust Company of Canada.

“Company April 2021 Warrants” means the warrants to purchase Company Shares issued pursuant to the Company April 2021 Warrant Indenture, listed on the TSX as “HEXO.WT.A”.

“Company Assets” means all of the assets, properties (real or personal), permits, rights or licenses of the Company and its Subsidiaries.

“Company August 2021 Warrant Indenture” means the warrant indenture dated as of August 24, 2021 between HEXO Corp. and TSX Trust Company.

“Company August 2021 Warrants” means the warrants to purchase Company Shares issued pursuant to the Company August 2021 Warrant Indenture.

“Company Awards” means the Company Options, Company RSUs, Company DSUs, and Zenabis Replacement Options.

“Company Certificated Warrants” means: (a) the Company December 2019 Certificated Warrants; and (b) the Company January 2020 Certificated Warrants;

“Company Circular” means the notice of the Meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto) to be sent to, among others, Company Shareholders in connection with the Meeting, including any amendments or supplements thereto.

“Company December 2019 Certificated Warrants” means the certificated warrants of the Company issued to certain holders on December 31, 2019.

“Company Disclosure Letter” has the meaning ascribed thereto in Section 3.1(1).

“Company DSUs” means the deferred share units issued under the Company Omnibus Plan.

“Company Employees” means the officers and employees of the Company and its Subsidiaries.

“Company Financial Statements” means (i) the Company Annual Financial Statements, and (ii) the Company Interim Financial Statements.

“Company Interim Financial Statements” means the unaudited condensed interim consolidated financial statements of the Company for the three and six month periods ended January 31, 2023 and 2022 (including the notes thereto and related management’s discussion and analysis).

“Company January 2020 Certificated Warrants” means the certificated warrants of the Company issued to certain holders on January 22, 2020.

“Company June 2018 Warrant Certificates” means the warrant certificates issued by Newstrike Resources Ltd. to various holders on June 19, 2018.

“Company June 2018 Warrant Indenture” means the warrant indenture dated as of June 19, 2018, between Newstrike Resources Ltd. and TSX Trust Company, as supplemented by that warrant indenture dated as of May 24, 2019 among the Company, Newstrike Brands Ltd. and TSX Trust Company.

“Company June 2018 Warrants” means the warrants to purchase Company Shares issued pursuant to (i) the Company June 2018 Warrant Indenture, listed on the TSXV as “HIP.WT.A” and (ii) the Company June 2018 Warrant Certificates.

“Company June 2020 Warrant Indenture” means the warrant indenture dated as of June 5, 2020 between the Company and TSX Trust Company.

“Company June 2020 Warrants” means the warrants to purchase Company Shares issued pursuant to the Company June 2020 Warrant Indenture.

“Company Material Contract” has the meaning ascribed thereto in Section (22)(a) of Schedule “C”.

“Company May 2020 Warrant Indenture” means the warrant indenture dated as of May 21, 2020 between HEXO Corp. and TSX Trust Company.

“Company May 2020 Warrants” means the warrants to purchase Company Shares issued pursuant to the Company May 2020 Warrant Indenture.

“Company November 2020 Warrants” means the warrants to purchase Company Shares issued by 48North to various holders on November 4, 2020.

“Company Omnibus Plan” means the Company’s omnibus long-term incentive plan approved by the Company Shareholders on August 28, 2018, as further amended and restated on March 12, 2021.

“Company Options” means, at any given time, the outstanding options to purchase Company Shares, issued pursuant to the Company Omnibus Plan and the Previous Company Stock Option Plan.

“Company Plan” means the Company Omnibus Plan, Previous Company Stock Option Plan and any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not funded, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne, by the Company or any of its Subsidiaries with respect to the Company Employees or former Company Employees and includes deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, pension, insurance, medical, welfare, fringe or other material benefits or remuneration of any kind.

“Company Public Disclosure Record” means all documents and instruments required to be filed or furnished by the Company under the U.S. Exchange Act and the Securities Act (Ontario) (including under National Instrument 51-102 – Continuous Disclosure Obligations) filed by or on behalf of the Company on the System for Electronic Document Analysis Retrieval (SEDAR) and on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) since, prior to the date of this Agreement.

“Company Reimbursement Fee” means a reimbursement payment in an amount equal to the total of all out-of-pocket third party transaction fees and expenses incurred by the Company in connection with the transactions provided for in this Agreement up to a maximum of $1,500,000.

“Company RSUs” means the restricted share units issued under the Company Omnibus Plan.

“Company Securityholders” means, collectively, the Company Shareholders, the holders of the Company Awards, and the holders of Company Warrants.

“Company Senior Secured Note” means the amended and restated senior secured convertible note of the Company held by the Purchaser.

“Company Shareholders” means the registered and/or beneficial holders of the Company Shares, as the context requires.

“Company Shares” means the common shares in the capital of the Company.

“Company Special Committee” means the special committee of the Board comprised of independent directors established in connection with the transactions contemplated by this Agreement.

“Company Special Shares” means the special shares in the capital of the Company.

“Company Termination Fee” has the meaning ascribed thereto in Section 8.2(1).

“Company Termination Fee Event” has the meaning ascribed thereto in Section 8.2(1).

“Company Warrant Indentures” means, collectively, (i) the Company June 2018 Warrant Indenture, (ii) the Company April 2019 Warrant Indenture, (iii) the Company April 2020 Warrant Indenture, (iv) the Company May 2020 Warrant Indenture, (v) the Company June 2020 Warrant Indenture, (vi) the Company August 2021 Warrant Indenture, (vii) the Company April 2021 Warrant Indenture, and (viii) the Zenabis Supplemental Warrant Indentures.

“Company Warrants” means, collectively, (i) the Company June 2018 Warrants, (ii) the Company April 2019 Warrants, (iii) the Company April 2020 Warrants, (iv) the Company May 2020 Warrants, (v) the Company June 2020 Warrants, (vi) the Company August 2021 Warrants, (vii) the Company April 2021 Warrants, (viii) the Zenabis Replacement Warrants, (ix) the Company Certificated Warrants and (xi) the Company November 2020 Warrants.

“Competition Act” means the Competition Act (Canada), as may be amended.

“Competition Act Approval” means one of the following shall have occurred with respect to the transactions contemplated by this Agreement:

(1)        an ARC shall have been issued by the Commissioner; or

(2)        the Commissioner shall have issued a No-Action Letter and any requirement to notify the proposed transactions that are contemplated by this Agreement under Part IX of the Competition Act has been waived or any applicable waiting period under section 123 of the Competition Act has expired or been waived.

“Confidentiality Agreement” means the non-disclosure agreement dated December 16, 2021 between the Company and the Purchaser.

“Consideration” means that portion of a Purchaser Share to be received by each holder of Company Shares (other than Dissenting Shareholders) pursuant to the Plan of Arrangement in respect of each Company Share, which is equal to the product obtained when (i) the Exchange Ratio, is multiplied by (ii) one (1) Company Share.

“Consideration Shares” means the Consideration, in the form of Purchaser Shares, to be received by Company Shareholders (other than Dissenting Shareholders) in exchange for their Company Shares pursuant to the Plan of Arrangement.

“Contract” means any written binding agreement, arrangement, commitment, engagement, contract, franchise, license, lease, obligation, note, bond, mortgage, indenture, undertaking, joint venture or other obligation.

“control” a Person (first Person) is considered to control another Person (second Person) if (a) the first Person beneficially owns or directly or indirectly exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation, (b) the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership, or (c) the second Person is a limited partnership and the general partner of the limited partnership is the first Person.

“Court” means the Ontario Superior Court of Justice (Commercial List) or any other court with jurisdiction to consider and issue the Interim Order and the Final Order.

“Depositary” means Odyssey Trust Company, or such other person as the Parties may agree in writing to appoint to act as depositary for the purposes of the Arrangement.

“Director” means the Director appointed under section 278 of the OBCA.

“Dissent Rights” means the rights of dissent of registered Company Shareholders in respect of the Arrangement described in Article 4 of the Plan of Arrangement.

“Dissenting Shareholder” has the meaning specified in the Plan of Arrangement.

“Effective Date” means the date designated by the Company and the Purchaser by notice in writing as the effective date of the Arrangement, after all of the conditions to the completion of the Arrangement as set out in this Agreement and the Final Order have been satisfied (to the extent capable of being satisfied prior to the Effective Time) or waived.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date or such other time on the Effective Date as the Parties agree in writing before the Effective Date.

“Environmental Law” means all Laws relating to (a) protection of human health and/or the environment, including but not limited to, those relating to pollution, waste, emissions, discharges, or releases of Hazardous Substances or any other solid, liquid, gas, odour, heat, sound, vibration, or radiation, (b) protection and conservation of natural resources, including but not limited to, climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic, terrestrial, avian or microbial species and vegetation, (c) the manufacture, generation, handling, transport, transfer, labelling, packaging, sale, distribution, import, export, use, processing, treatment, recycling, storage, destruction, or disposal of, or exposure to, Hazardous Substances, and/or (d) any other criminal, civil, equitable, or common law principle concerning any act or omission relating to the environment or Hazardous Substances.

“Exchange Ratio” means 0.4352.

“Existing Competition Act Approval” has the meaning ascribed thereto in Section 4.4(2)(a).

“Fairness Opinion” means the opinion of the Valuator to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the Consideration to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to such Company Shareholders.

“Final Order” means the order of the Court in a form acceptable to the Purchaser and the Company, each acting reasonably, approving the Arrangement under section 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court with the consent of the Parties, each acting reasonably, at any time prior to the Effective Date or, if appealed and a stay of the final order is obtained pending appeal, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Formal Valuation” means the independent formal valuation required to be obtained in connection with the Transaction pursuant to MI 61-101.

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

“Hazardous Substance” means any substance, chemical, mixture, or material, whether animate or inanimate, that is or may be harmful or hazardous to human, animal, or plant life, any property, any activity, or to the environment or any natural resources, and includes but is not limited to, anything that is regulated under any Laws as a "contaminant", "source of contaminant", "pollutant", "pesticide", "fuel", "deleterious substance", "toxic substance", "hazardous substance", "controlled substance", "designated substance", "domestic substance", "non-domestic substance", "priority substance", "prohibited substance", "substance subject to notification or consent", "restricted substance", "ozone-depleting substance", "nuclear substance", "hazardous product", "dangerous good", "waste", "hazardous waste", or "hazardous recyclable material".

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and as applicable at the relevant time.

“Indemnified Party” has the meaning ascribed thereto in Section 4.10(1).

“Indemnified Persons” has the meaning ascribed thereto in Section 8.6(1).

“Intellectual Property Rights” has the meaning ascribed thereto in Section (29)(a) of Schedule “C”.

“Interim Period Financing” has the meaning ascribed thereto in Section 4.1(4)(d).

“Interim Order” means the interim order of the Court pursuant to Section 182(5) of the OBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Company and the Purchaser, each acting reasonably, at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Inventories” means all inventories of stock-in-trade, point-of-sale materials and merchandise including materials, supplies, work-in-progress, finished goods, and purchased finished goods owned by the Company (including those in possession of suppliers, customers and other third parties).

“Law” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity, including any Cannabis Laws, and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities.

“Leased Real Property” has the meaning ascribed thereto in Section (23)(b) of Schedule “C”.

“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), or other third party encumbrance, in each case, whether contingent or absolute.

“Locked-Up Shareholders” means the Company Shareholders who are party to the Lock-Up Agreements.

“Lock-Up Agreements” means the voting support agreements dated the date hereof and made between the Purchaser and the Locked-Up Shareholders.

“Matching Period” means the five (5) Business Day period following the day of the Purchaser’s receipt of the Superior Proposal Notice.

“Material Adverse Effect” means in respect of any Person, any change, effect, event, circumstance, occurrence or development that, taken together with all other changes, effects, events, circumstance, occurrences or developments, has or would reasonably be expected to have a material and adverse effect on the business, results of operations, capitalization, assets, liabilities (including any contingent liabilities), or financial condition of that Person and its Subsidiaries, individually or taken as a whole, provided, however, that any change, effect, event, circumstance, occurrence or development that arises out of, relates directly or indirectly to, results directly or indirectly from or is attributable to any of the following shall be deemed not to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect:

i.	changes, developments or conditions generally affecting the industry (taking into account relevant geographies) in which such Person and its Subsidiaries operate generally;

ii.

any change in global, national or regional political conditions (including strikes, lockouts, riots or facility takeover for emergency purposes), economic, business, banking, regulatory, currency exchange, interest rate, monetary policy, inflationary conditions or financial, capital or commodity market conditions, in each case whether national or global;

iii.	any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war;

iv.	any epidemics, pandemics or disease outbreak or other public health condition, earthquakes, volcanoes, tsunamis, hurricanes, tornados or other natural disasters or acts of God;

v.	any adoption, proposal, implementation or other change in Law, including any Laws in respect to Taxes or regulatory accounting requirements, in each case after the date hereof;

vi.	the announcement of the Transaction or the pendency of the Transaction;

vii.	the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement, excluding any obligation to act in the Ordinary Course;

viii.	any matter which has been expressly disclosed as not constituting a Material Adverse Effect in the Company Disclosure Letter;

ix.	any change in applicable generally accepted accounting principles, including IFRS;

x.

any change in the market price or trading volume of any securities of the Person or any suspension of trading in publicly trading securities generally, or any credit rating downgrade, negative outlook, watch or similar event relating to the Person (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred); and

xi.

the failure of the Person or its Subsidiaries to meet any internal or published projections, forecast or estimates of, or guidance related to, revenues, earnings, cash flows or other financial metrics before, on or after the date hereof (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has otherwise occurred), but provided in the case of (i) through (v), such change, event, occurrence, effect, state of facts, development, condition or circumstance does not have a disproportionately greater impact or effect on the Person as compared to companies in comparable industries and operating in the same jurisdiction.

“Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought advisable, approving the Arrangement.

“MI 61-101” means Multilateral Instrument 61-101 –Protection of Minority Security Holders in Special Transactions.

“Minimum Liquidity Covenant” means the minimum liquidity covenant of the Company set forth in Section 9(M) of the Company Senior Secured Note, taking into account the Waiver and Amendment Agreement.

“Misrepresentation” has the meaning ascribed thereto under the Securities Act (Ontario) and under U.S. Securities Laws, as applicable.

“Nasdaq” means the Nasdaq Stock Market.

“Newstrike” means Newstrike Brands Ltd.

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators.

“No-Action Letter” means written advice issued by the Commissioner advising that the Commissioner does not, at the time, intend to make an application under section 92 of the Competition Act in respect of the proposed transactions that are contemplated by this Agreement.

“OBCA” means the Business Corporations Act (Ontario), as may be amended.

“OFAC” has the meaning ascribed thereto in Section (33)(c) of Schedule “C”.

“Order” has the meaning ascribed thereto in Section 6.1(3).

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent in nature and scope with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person.

“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and by-laws; (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and (v) with respect to any Person similar to but not set out in (i) through (iv) of this definition, its comparable organizational documents (including a declaration of trust, partnership agreement, articles of continuance, arrangement or amalgamation).

“Outside Date” means August 31, 2023 or such later date as may be agreed to by the Parties in writing.

“Owned Real Property” has the meaning ascribed thereto in Section (23)(a) of Schedule “C”.

“Parties” means, collectively, the Company and the Purchaser and “Party” means any one of them.

“Payout Value” means $1.25, being the product of (i) the Exchange Ratio, multiplied by (ii) the volume weighted average price on the Nasdaq of a Purchaser Share for the 60 trading day period ending on April 5, 2023.

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Entity, including the Cannabis Licenses.

“Permitted Liens” means, in respect of a Party or any of its Subsidiaries or the Real Property, any one or more of the following:

a.

Liens for Taxes which are not yet due or delinquent or that are being properly contested in good faith by appropriate proceedings and in respect of which reserves have been provided in the most recent publicly filed financial statements;

b.

easements, rights of way, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not have an adverse effect on the value or materially impair or add material cost to the use and operation of the subject property;

c.

inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Company Assets or the Purchaser Assets; provided however, that such Liens are related to obligations not due or delinquent or in respect of which adequate holdbacks or reserves are being maintained in a sufficient amount to pay off such disputed Liens;

d.

customary rights of general application reserved to or vested in any Governmental Entity to control or regulate any interest in the facilities in which the Company or any of its Subsidiaries conducts its business; provided however that such Liens, encumbrances, exceptions, agreements, restrictions, limitations, Contracts and rights (i) were not incurred in connection with any indebtedness and (ii) do not, individually or in the aggregate, have an adverse effect on the value or materially impair or add material cost to the use of the subject property;

e.

Liens incurred, created and granted in the Ordinary Course to a public utility, municipality or Governmental Entity in connection with operations conducted with respect to the Company Assets, but only to the extent those Liens relate to costs and expenses for which payment is not due or delinquent;

f.	in respect of the Company or any of its Subsidiaries, the Liens set out in Section 1.1(a) of the Company Disclosure Letter; and

g.	in respect of the Real Property, any Liens disclosed by registered title and any rights or reservations set out in the original Crown grants.

“Person” includes any individual, partnership, limited partnership, association, body corporate, corporation, company, organization, joint venture, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity.

“Personal Information” means information about an identifiable individual and includes any information that constitutes personal information within the meaning of all applicable Privacy Laws.

“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule “A” hereto, subject to any amendments or variations to such plan made in accordance with this Agreement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably.

“Previous Company Stock Option Plan” means the Hydropothecary Corporation stock option plan as approved by the shareholders of The Hydropothecary Corporation on January 17, 2018 and any amendments thereto.

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Freedom of Information and Protection of Privacy Act (Ontario) and any comparable applicable Law of any jurisdiction.

“Purchaser” means Tilray Brands, Inc., a corporation existing under the laws of the State of Delaware.

“Purchaser Annual Financial Statements” means the audited consolidated financial statements of the Purchaser as at and for the fiscal years ended May 31, 2022 and 2021 (including the notes thereto), the auditor’s report thereon and related management’s discussion and analysis included in the Purchaser Public Disclosure Record.

“Purchaser Assets” means all of the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of the Purchaser and its Subsidiaries.

“Purchaser Board” means the board of directors of the Purchaser.

“Purchaser Financial Statements” means, collectively, the Purchaser Annual Financial Statements and the Purchaser Interim Financial Statements.

“Purchaser Information” has the meaning ascribed thereto in Section 2.4(2).

“Purchaser Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of the Purchaser for the three and six month periods ended November 30, 2022 and 2021 (including the notes thereto and related management’s discussion and analysis).

“Purchaser Public Disclosure Record” means all documents and instruments required to be filed or furnished by the Purchaser under the U.S. Exchange Act and the Securities Act (Ontario) (including under National Instrument 51-102 – Continuous Disclosure Obligations) filed by or on behalf of the Purchaser on the System for Electronic Document Analysis Retrieval (SEDAR), and on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR), prior to the date of this Agreement.

“Purchaser Reimbursement Fee” means a reimbursement payment in an amount equal to the total of all out-of-pocket third party transaction fees and expenses incurred by the Purchaser in connection with the transactions provided for in this Agreement up to a maximum of $1,500,000.

“Purchaser Shares” means the shares of common stock in the capital of the Purchaser.

“Real Property” has the meaning ascribed thereto in Section (23)(b) of Schedule “C”.

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with (including any notice required to be provided to), any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case, necessary to proceed with the Transaction and includes the Required Regulatory Approvals. For greater certainty, all notifications, filings and approvals required from or required to be provided to Health Canada in connection with the consummation of the transactions contemplated herein all constitute Regulatory Approval.

“Regulatory Authority” means the Governmental Entity authorized under applicable Laws to protect and promote public health through regulation and supervision of drugs, cosmetics and medical products and having jurisdiction over the Company, its Subsidiaries or their activities, including, without limitation, Health Canada, the U.S. Food and Drug Administration, and similar regulatory agencies.

“Representatives”, with respect to any Party, means the officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives of such Party and such Party’s Affiliates.

“Required Regulatory Approvals” means the Regulatory Approvals, consents, approvals and notices listed on Schedule “E”.

“Saleable” means, Inventories that (i) have at least 90 days remaining before their expiration date and can be reasonably delivered and sold within the applicable expiration of the code dates and (ii) have been stored and transported in accordance with standard industry practices and in compliance, in all material respects, with applicable Laws, (iii) and can be sold without discount to the sale price for such Inventories or credit (or similar other accommodation) granted or offered to the applicable customer.

“SEC” means the United States Securities and Exchange Commission.

“Securities Authority” means the Ontario Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada or any other jurisdiction with authority in respect of the Company and/or its Subsidiaries, including, without limitation, the SEC and the securities regulatory authorities in any applicable states of the United States.

“Securities Laws” means the Canadian Securities Laws and the U.S. Securities Laws.

“Stock Exchange Approvals” means necessary approvals for the listing on the Nasdaq and the TSX of (i) the Consideration Shares; and (ii) the Purchaser Shares issuable upon exercise or vesting of the Company Awards and Company Warrants.

“Subsequent Financial Statements” has the meaning ascribed thereto in Section 4.1(16).

“Subsequent Tax Returns” has the meaning ascribed thereto in Section 4.1(16).

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions.

“Superior Proposal Notice” has the meaning ascribed thereto in Section 5.3(1)(c).

“Superior Proposal” means a bona fide written Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Acquisition Proposal” shall be changed to “100%”) made by a Person or group of Persons acting jointly (other than the Purchaser and its Affiliates) and which or in respect of which:

a.	the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel:

i.

would, taking into account all of the terms and conditions of such Acquisition Proposal (including all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making such Acquisition Proposal), and if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Company Shareholders from a financial point of view than the Arrangement; and

ii.

is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or Persons making such Acquisition Proposal; and

b.

is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Board, acting in good faith (after receipt of advice from its financial advisors and its outside legal counsel) that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal at the time and on the basis set out therein;

c.	is not subject to any due diligence condition or due diligence termination right in favour of the acquiror; and

d.	complies with applicable Securities Laws and does not result in a breach of Article 5.

“Surviving Corporation” means any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of the Company with or into one or more other entities (pursuant to a statutory procedure or otherwise).

“Tax” (including, with correlative meaning, the term “Taxes”) means: (i) any and all taxes, duties, excises, assessments, imposts, and levies imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, branch profits, franchise, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, consumption of resources, emissions, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all government employment/unemployment insurance premiums, government health insurance premiums and government pension plan premiums or contributions including any installments or prepayments in respect of any of the foregoing; and (ii) all interest, penalties, fines, additions to tax imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii).

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

“Tax Returns” means all returns and reports (including elections, designations, declarations, notices, disclosures, schedules, estimates and information returns) filed with or supplied to, or required to be filed with or supplied to, a Governmental Entity in connection with any Tax, including all amendments, attachments or supplements thereto and whether in tangible or electronic form.

“Terminating Party” has the meaning ascribed thereto in Section 4.12(3).

“Termination Notice” has the meaning ascribed thereto in Section 4.12(3).

“Trade Secret” means (i) confidential know-how, methods, business and technical information, data, data compilations and collections, processes, plans, discoveries, improvements, technology, tools, techniques, or other confidential and proprietary information, and all rights therein, and (ii) all trade secrets within the meaning of applicable Law.

“Transaction” means the transaction resulting from the completion of the Arrangement, including the acquisition of all of the Company Shares by the Purchaser, and completion of the other transactions contemplated by the Plan of Arrangement.

“Transaction Costs” has the meaning ascribed thereto in Section 6.2(8).

“Transaction Litigation” has the meaning ascribed thereto in Section 4.11.

“Transaction Personal Information” means Personal Information in the possession, custody or control of the Company on the Effective Date, including Personal Information that is (i) disclosed to the Purchaser prior to the Effective Time by the Company or otherwise, or (b) collected by the Purchaser prior to the Effective Time from the Company or otherwise, in either case in connection with the transactions contemplated by the Agreement.

“Truss JV” means Truss Limited Partnership, a limited partnership formed under the laws of Ontario.

“TSX” means the Toronto Stock Exchange and any successor thereto.

“TSXV” means the TSX Venture Exchange and any successor thereto.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“U.S. GAAP” means accounting principles generally accepted in the United States, as applicable at the relevant time.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S. Securities Laws” means the U.S. Securities Act, the U.S. Exchange Act and all other state securities Laws and the rules and regulations promulgated thereunder.

“Valuator” means Haywood Securities Inc.

“Waiver and Amendment Agreement” means the letter agreement dated the date hereof between the Company and the Purchaser, a copy of which is attached as Schedule “F” hereto.

“Wilful Breach” means a material breach of this Agreement that is a consequence of any act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

“Zenabis Incentive Plan” means the Zenabis omnibus incentive plan, as approved by the shareholders of Zenabis on June 25, 2019 and any amendments thereto and restatements thereof.

“Zenabis Replacement Options” means the stock options issued by the Company in replacement of certain stock options which had been issued by Zenabis pursuant to the Zenabis Incentive Plan, in connection with the Company’s acquisition of Zenabis, exercisable for Company Shares.

“Zenabis Replacement Warrants” means, collectively, (i) the outstanding certificated warrants to purchase common shares of Zenabis, as exchanged for warrants to purchase common shares of the Company pursuant to the warrant exchange agreement made as of October 31, 2022 between Zenabis Ltd. and the Company; and (ii) the warrants to purchase Company Shares issued pursuant to the Zenabis Supplemental Warrant Indentures.

“Zenabis Supplemental Warrant Indentures” means, collectively, (i) the second supplemental indenture dated October 31, 2022 between the Company and Computershare Trust Company of Canada supplementing the warrant indenture date June 25, 2020, between Zenabis Global Inc. and Computershare Trust Company of Canada, as supplemented by that first supplemental indenture dated June 1, 2021, among the Company, Zenabis Global Inc. and Computershare Trust Company of Canada, and (ii) the second supplemental warrant indenture dated as of October 31, 2022 between the Company and Computershare Trust Company of Canada supplementing the warrant indenture date September 23, 2020, between Zenabis Global Inc. and Computershare Trust Company of Canada, as supplemented by that first supplemental indenture dated June 1, 2021, among the Company, Zenabis Global Inc. and Computershare Trust Company of Canada.

“Zenabis” means Zenabis Ltd. (formerly Zenabis Global Inc.).

i.	1.2 Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

1.

Headings, etc.  The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

2.	Currency. All references to dollars or to “$” are references to United States dollars unless otherwise indicated.

3.	Gender and Number. Any reference to gender includes all genders. Words importing the singular number also include the plural and vice versa.

4.

Certain Phrases, etc.  The words: (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (ii) “day” means “calendar day”; (iii) “hereof”, “herein”, “hereunder” and words of similar import, will refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (v) unless stated otherwise, “Article”, “Section”, “Subsection” and “Schedule” followed by a number or letter mean and refer to the specified Article, Section or Subsection of or Schedule to this Agreement.

5.

Definition of “made available”.  The term “made available” means copies of the subject materials (i) were included in the Company Public Disclosure Record or (ii) have been electronically delivered by e-mail to the Purchaser for review.

6.

Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it means the actual knowledge, after due inquiry regarding the relevant matter, of Charlie Bowman, Julius Ivancsits and Joelle Maurais. Where any representation or warranty is expressly qualified by reference to the knowledge of the Purchaser, it means the actual knowledge, after due inquiry regarding the relevant matter, of Irwin Simon, Carl Merton and Mitchell Gendel, in each case without personal liability.

7.

Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement unless specifically defined in the Company Disclosure Letter.

8.	Accounting Terms.

a.

All accounting terms used in respect of the Company are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of the Company required to be made will be made in a manner consistent with IFRS.

b.

All accounting terms used in respect of the Purchaser are to be interpreted in accordance with U.S. GAAP and all determinations of an accounting nature in respect of the Purchaser required to be made will be made in a manner consistent with U.S. GAAP.

9.

Statutes. Any reference to a statute refers to such statute, or successor thereto, and all rules, resolutions and regulations made under it, or its successor, respectively, as it or its successor, or they, may have been or may from time to time be amended or re-enacted, unless stated otherwise.

10.

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Toronto time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. (Toronto time) on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action will be required or permitted to be taken on the next succeeding day which is a Business Day.

11.	Time References. References to time are to local time, Toronto, Ontario.

12.

Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company or the Purchaser, each such provision will be construed as a covenant by the Company or the Purchaser, as applicable, to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

13.

Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required will be conclusively deemed to have withheld its approval or consent.

14.	Schedules. The schedules attached to this Agreement form an integral part of this Agreement.

15.

Agreements. All references in this Agreement to any agreement, Contract, document or instrument means such agreement, Contract, document or instrument, as amended, restated or supplemented in accordance with the terms thereof, and includes all schedules, exhibits and other attachments, in each case as of the date hereof.

i.	2 THE ARRANGEMENT

i.	2.1 Arrangement

The Parties agree that the Arrangement shall be implemented in accordance with, and subject to the terms and conditions of, this Agreement, the Plan of Arrangement, the Interim Order and the Final Order. The Arrangement shall become effective in accordance with the Plan of Arrangement at the times specified in the Plan of Arrangement. From and after the Effective Time, the Parties shall each effect and carry out the steps, actions or transactions to be carried out by them pursuant to the Plan of Arrangement with the result that, among other things, the Purchaser shall become the holder of all outstanding Company Shares.

i.	2.2 Interim Order

1.

As soon as reasonably practicable after the date hereof but in any event in sufficient time to permit the Meeting to be convened in accordance with Section 2.3(1), the Company covenants that it will, in a manner acceptable to the Purchaser, acting reasonably, in accordance with the provisions of the OBCA, prepare, file and diligently pursue an application for the Interim Order, the terms of which are acceptable to the Purchaser, acting reasonably, which must provide, among other things:

i.

for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided, such notices to include, inter alia, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement is to be adjudged;

ii.	confirmation of the record date for the Company Shareholders entitled to receive notice of and to vote at the Meeting;

iii.

a request that the record date for the Company Shareholders entitled to receive notice of and to vote at the Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Meeting;

iv.

that the requisite approval for the Arrangement Resolution shall be (i) 66 2/3% of the votes cast on the Arrangement Resolution by Company Shareholders, present in Person or represented by proxy and entitled to vote at the Meeting voting together as a single class; and (ii) a simple majority of the votes cast on the Arrangement Resolution by Company Shareholders, present in Person or represented by proxy and entitled to vote at the Meeting excluding the votes attached to Company Shares held or controlled by persons described in items (a) through (d) of Section 8.1(2) of MI 61-101, including, for greater certainty, the Purchaser and its Affiliates;

v.	for the grant of Dissent Rights as set forth in the Plan of Arrangement;

vi.	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

vii.	that the Meeting may be adjourned or postponed from time to time by the Company, subject to the terms of this Agreement, without the need for additional approval of the Court;

viii.	that the Meeting may be held in-person or be a virtual meeting or hybrid meeting whereby Company Shareholders may join virtually;

ix.

that in all other respects, the terms, conditions and restrictions of the Company’s Organizational Documents, including quorum requirements and other matters shall apply with respect to the Meeting; and

x.	for such other matters as the Parties, each acting reasonably, may reasonably require.

2.

In seeking the Interim Order, the Company shall advise the Court that it is the intention of the Parties to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Consideration Shares to be issued pursuant to the Arrangement based upon and conditioned on the Court’s approval of the Arrangement and its determination that the Arrangement is fair and reasonable to the Company Shareholders to whom such securities will be issued by the Purchaser pursuant to the Arrangement, following a hearing and after consideration of the substantive and procedural terms and conditions thereof.

i.	2.3 The Meeting

1.	Subject to the terms of this Agreement, the Company covenants that it will:

a.

convene and conduct the Meeting in accordance with the Interim Order, the Company’s Organizational Documents and applicable Law, including the policies of the TSX and the Nasdaq, as promptly as reasonably practicable after the date hereof (and in any event not later than June 22, 2023) and, in this regard, the Company may abridge, any time periods that may be abridged under Securities Laws for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the Company Circular and agreed to by the Purchaser, acting reasonably; set the record date for the Company Shareholders entitled to vote at the Meeting as promptly as reasonably practicable after the date hereof in accordance with the Interim Order, the Company’s Organizational Documents and applicable Laws; and, subject to Section 4.12(3) not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Meeting without the prior written consent of the Purchaser except as required for quorum purposes (in which case the Meeting will be adjourned and not cancelled) or by Law;

b.

use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated herein, including, if desirable to the Company, using proxy solicitation services firms selected by the Company and acceptable to the Purchaser, or if so requested by the Purchaser (and if so requested, the Purchaser shall pay up to $200,000 of the reasonable fees and out-of-pocket expenses of the proxy solicitation services firm), acting reasonably, using proxy solicitation services firms selected by the Purchaser and approved by the Company, acting reasonably, to solicit proxies in favour of the approval of the Arrangement Resolution;

c.

to permit the Purchaser to assist with, and to consult with the Purchaser in regard to, proxy solicitation and to provide the Purchaser with copies of or access to information regarding the Meeting generated by any proxy solicitation services firm engaged by the Company, as requested from time to time by the Purchaser, acting reasonably;

d.	consult with the Purchaser in fixing the date of the Meeting and the record date of the Meeting;

e.

advise the Purchaser, at such times as the Purchaser may reasonably request, and at least once daily for the ten (10) Business Days immediately preceding the Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

f.	give notice to the Purchaser of the Meeting and allow representatives of the Purchaser and legal counsel to attend the Meeting;

g.

reasonably promptly, and in any event within one (1) Business Day, advise the Purchaser of any purported exercise or withdrawal of Dissent Rights by the Company Shareholders, and the Company shall not settle or compromise or agree to settle or compromise any such claims for Dissent Rights without the prior written consent of the Purchaser; and

h.

not change the record date for the Company Shareholders entitled to vote at the Meeting in connection with any adjournment or postponement of the Meeting unless required by Law or the terms of the Interim Order (as amended or varied) or with the Purchaser’s consent.

i.	2.4 The Company Circular

1.

The Company will, so as to permit the Meeting to be held as promptly as practicable after the date hereof: (i) subject to the Purchaser’s compliance with Section 2.4(4), promptly prepare and complete, in consultation with the Purchaser, the Company Circular, together with any other documents required by Law in connection with the Meeting and the Arrangement; (ii) cause the Company Circular and such other documents to be filed or furnished with the Securities Authorities, the TSX and Nasdaq as required by Law and the rules of the TSX and Nasdaq, respectively, to be disseminated to each Company Shareholder and other Person as required by the Interim Order and Law so as to permit the Meeting to be held by the date specified in Section 2.3(1)(a); (iii) to the extent required by Law, as promptly as practicable prepare, file or furnish with the Securities Authorities and any applicable securities exchange, and disseminate to the Company Shareholders and other Persons as required by the Interim Order and Law any supplement or amendment to the Company Circular (after the Purchaser has had a reasonable opportunity to review and comment thereon) if any event will occur which requires such action at any time prior to the Meeting; and (iv) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the Meeting and the Arrangement.

2.

The Company will ensure that the Company Circular complies in all material respects with the Interim Order and Law, does not contain any Misrepresentation (other than with respect to (a) any information furnished by the Purchaser relating to the Purchaser, its Affiliates and their respective Representatives for inclusion in the Company Circular; (b) documents in the Purchaser Public Disclosure Record included in or incorporated by reference into the Circular; and information related to the Purchaser or derived from the materials described in clauses (a) and (b) above, if approved in writing by the Purchaser or its legal counsel (collectively, the “Purchaser Information”)) and provides the Company Shareholders with sufficient information concerning the matters to be placed before the Meeting. Without limiting the generality of the foregoing, but subject to Section 5.3, the Company Circular must include (i) a statement that the Board (with with Roger Savell, Denise Faltischek and Mark Attanasio abstaining), has unanimously, after receiving legal and financial advice, the Formal Valuation and the Fairness Opinion, and upon the recommendation of the Company Special Committee, determined that the Arrangement is in the best interests of the Company and is fair to the Company Shareholders and unanimously recommends that Company Shareholders vote in favour of the Arrangement Resolution (the “Board Recommendation”), and (ii) the full text of (A) the Fairness Opinion and a summary thereof, and (B) the Formal Valuation and a summary thereof.

3.

The Company will provide the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents prior to filing the Company Circular with applicable Securities Authorities or Governmental Entities and mailing the Company Circular to Company Shareholders, and will incorporate therein all reasonable comments made by the Purchaser and its legal counsel. Any Purchaser Information or information describing the terms of the Arrangement and/or the Plan of Arrangement must be in a form and content satisfactory to the Purchaser. The Company shall provide the Purchaser with a final copy of the Company Circular prior to its mailing to the Company Shareholders.

4.

The Purchaser will promptly provide to the Company in writing all Purchaser Information reasonably requested by the Company and required by Law to be included by the Company in the Company Circular or other related documents, and will ensure that such information does not contain any Misrepresentation. The Company and the Purchaser shall use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Company Circular and to the identification in the Company Circular of each such advisor.

5.

The Company and the Purchaser will promptly notify each other if any of them becomes aware that the Company Circular contains a Misrepresentation or otherwise requires an amendment or supplement.  The Parties will cooperate in the preparation of any such amendment or supplement as required or appropriate and the Company will promptly mail, file or otherwise publicly disseminate any such amendment or supplement to those Persons to whom the Company Circular was sent pursuant to Section 2.4(1) and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

i.	2.5 Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Meeting as provided for in the Interim Order, the Company shall as soon as reasonably practicable thereafter and in any event within three (3) Business Days thereafter, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to the OBCA on terms satisfactory to the Parties, each acting reasonably.

i.	2.6 Court Proceedings

1.	In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

a.	diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and, provided the Arrangement Resolution is approved, the Final Order;

b.

provide the Purchaser and its legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments. The Company will accept the comments of the Purchaser and its legal counsel with respect to any Purchaser Information included in such materials;

c.

provide legal counsel to the Purchaser, on a timely basis, with copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the motion for the Interim Order or the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

d.	ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

e.

not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that nothing herein shall require the Purchaser to agree or consent to any increase in the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations set forth in this Agreement, or that reduces or decreases the Purchaser’s rights set forth in this Agreement;

f.

oppose any proposal from any person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, do so only after notice to, and in consultation and cooperation with, the Purchaser; and

g.

not object to legal counsel to the Purchaser making such submissions on the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that such submissions are consistent with this Agreement and the Plan of Arrangement, and provided further that the Company and its legal counsel are advised of the nature of any such submissions prior to the hearing.

In connection with all court proceedings relating to obtaining the Interim Order or Final Order, the Purchaser will cooperate with and assist the Company, including by providing the Company on a timely basis with any information reasonably required to be supplied by the Purchaser.

i.	2.7 Treatment of Convertible Securities

Subject to Section 2.13, and all other terms and conditions of this Agreement and the Plan of Arrangement, pursuant to the Arrangement:

1.

all outstanding Company Options at the Effective Time, whether vested or unvested, shall, in accordance with the Company Omnibus Plan and Previous Company Stock Option Plan, as applicable, and at the time specified in the Plan of Arrangement, cease to represent a right to acquire Company Shares and instead represent a right to receive Purchaser Shares and shall continue to be governed by the Company Omnibus Plan or Previous Company Stock Option Plan, as applicable, on the same terms and conditions as were applicable to such Company Options immediately prior to the Effective Time;

2.

all Company DSUs outstanding immediately prior to the Effective Time, shall at the time specified in the Plan of Arrangement, be assigned and transferred by the holder thereof to the Company (free and clear of all Liens) in exchange for a cash payment equal to the number of DSUs credited to such holder multiplied by the Payout Value, and thereafter each such Company DSU shall immediately be cancelled and terminated;

3.

all Company RSUs outstanding immediately prior to the Effective Time, whether vested or unvested, shall at the time specified in the Plan of Arrangement, be assigned and transferred by the holder thereof to the Company (free and clear of all liens) in exchange for a cash payment equal to the number of RSUs credited to such holder multiplied by the Payout Value, and thereafter each such Company RSU shall immediately be cancelled and terminated;

4.

all outstanding Zenabis Replacement Options at the Effective Time, whether vested or unvested, shall at the time specified in the Plan of Arrangement, cease to represent a right to receive Company Shares and instead represent a right to receive Purchaser Shares, and shall continue to be governed by the Zenabis Incentive Plan on the same terms and conditions as were applicable to such Zenabis Replacement Options immediately prior to the Effective Time; and

5.

each outstanding Company Warrant at the Effective Time, shall at the time specified in the Plan of Arrangement, cease to represent a warrant or other right to acquire Company Shares and shall, in accordance with its terms, instead represent a right to receive Purchaser Shares upon exercise thereof, all in accordance with and subject to the provisions of the Plan of Arrangement. The Parties agree that, in respect of any Company Awards the tax treatment of which is subject to section 7 of the Tax Act, it is intended that subsection 7(1.4) of the Tax Act apply to any exchange contemplated hereunder or under the Plan of Arrangement.

i.	2.8 Articles of Arrangement and Effective Date

1.

Subject to obtaining the Final Order, the Company shall send the Articles of Arrangement to the Director within three (3) Business Days of the satisfaction or, where not prohibited, the waiver by the applicable Party in whose favour the condition is, of the conditions set out in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party for whose benefit such conditions exist), unless another time or date is agreed to in writing by the Parties; provided that the Company shall not be required to send the Articles of Arrangement to the Director unless the Company has received written confirmation, in a form satisfactory to it, acting reasonably, from the Purchaser’s transfer agent and the Depositary that each of them has received the irrevocable treasury direction referred to in Section 2.9. No Articles of Arrangement shall be sent to the Director for endorsement and filing by the Director, except as contemplated hereby or with the Purchaser’s prior written consent.

2.

The closing of the Arrangement (the “Closing”) will occur electronically at the Effective Time, or in such other manner or at such other location, as may be agreed upon between the Parties. From and after the Effective Time, the Plan of Arrangement will have the effects provided by applicable Law, including the OBCA. The Parties agree that all requisite closing documents may be exchanged electronically at the Closing, and that documents so exchanged shall be binding for all purposes. The date on which the Closing occurs is referred to herein as the “Closing Date”.

i.	2.9 Payment of Consideration

Prior to or concurrent with the Closing, the Purchaser will deliver or cause to be delivered, in escrow, to its transfer agent (with a copy to the Depositary), a treasury direction (the terms and conditions of such escrow to be satisfactory to the Purchaser and the Company, acting reasonably), irrevocably instructing the Purchaser’s transfer agent to issue sufficient Consideration Shares to pay the aggregate Consideration to be paid and delivered as provided in the Plan of Arrangement (other than to the Purchaser and any Dissenting Shareholders).

i.	2.10 Adjustment of Consideration

Notwithstanding any restriction or any other matter in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Purchaser Shares shall have been changed into a different number of shares by reason of any split, consolidation or stock dividend of the issued and outstanding Purchaser Shares or similar event, then the Consideration to be paid per Company Share shall be appropriately adjusted to provide to Company Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per Company Share.

i.	2.11 Tax Election

The Company will file an election with Canada Revenue Agency to cease to be a public corporation for the purposes of the Tax Act as soon as practicable following satisfaction of the prescribed conditions for making such an election.

i.	2.12 Withholding Taxes

The Company, the Purchaser or the Depositary, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any Person pursuant to the Arrangement or this Agreement (including, without limitation, any payments to Dissenting Shareholders) such Taxes as the Company, the Purchaser or the Depositary, as applicable, determines, acting reasonably and in good faith, are required to be deducted or withheld with respect to such payment or delivery under the Tax Act, the Code or any provision of any other applicable Tax Laws. To the extent that such Taxes are so deducted or withheld and properly remitted to the appropriate Governmental Entity in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Each of the Company, the Purchaser or the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the Company, the Purchaser or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, the Purchaser or the Depositary shall notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity  in accordance with applicable Law and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person.

i.	2.13 Intended Tax Treatment

The Purchaser and the Company intend, and undertake and agree to use all commercially reasonable efforts to cause, for U.S. federal income tax purposes, (a) the Arrangement to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) this Agreement, together with the Plan of Arrangement, to constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) (the “Intended Tax Treatment”). The Purchaser and the Company shall prepare and file all Tax Returns consistent with the Intended Tax Treatment for U.S. federal and applicable state income Tax purposes.

i.	2.14 U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Consideration Shares will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate the Purchaser’s compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

a.

pursuant to Section 2.2(2), prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance and exchange of all Consideration Shares pursuant to the Arrangement based on the Court’s approval of the Arrangement;

b.	the Court will be requested to satisfy itself as to the substantive and procedural fairness of the Arrangement to the Company Securityholders;

c.

the Company will ensure that each Company Shareholder and any other Person entitled to receive Consideration Shares, as applicable, pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to give approval to the Arrangement and providing them with sufficient information necessary for them to exercise that right;

d.

all Persons entitled to receive Consideration Shares pursuant to the Arrangement will be advised that such Consideration Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act in certain circumstances to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of the Purchaser);

e.

the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as fair to all Persons entitled to receive Consideration Shares, pursuant to the Arrangement;

f.

the Interim Order approving the Meeting will specify that each Person entitled to receive Consideration Shares pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

g.

each holder of Company Shares will be advised that with respect to Consideration Shares issued to Persons who are at the Effective Time, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of the Purchaser, such securities will be subject to restrictions on resale under U.S. securities Laws, including Rule 144 under the U.S. Securities Act;

h.	the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

a.	the Company shall request that the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the issuance and exchange of securities of the Purchaser pursuant to the Plan of Arrangement.”

li.	3 &NBSP; REPRESENTATIONS AND WARRANTIES

i.	3.1 Representations and Warranties of the Company

1.

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Purchaser by the Company concurrently with this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), the Company hereby represents and warrants to the Purchaser as set forth in Schedule “C” hereto and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.

2.

The representations and warranties of the Company contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

i.	3.2 Representations and Warranties of the Purchaser

1.

The Purchaser hereby represents and warrants to the Company as set forth in Schedule “D” hereto and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

2.

The representations and warranties of the Purchaser contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

i.	4 COVENANTS

i.	4.1 Conduct of Business of the Company

The Company covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Purchaser otherwise consents in writing (to the extent that such consent is permitted by applicable Law), or as is otherwise expressly permitted or specifically contemplated by this Agreement, the Plan of Arrangement or the Waiver and Amendment Agreement, or as is otherwise required by applicable Law:

1.

the respective businesses of the Company and its Subsidiaries will be conducted, their respective facilities will be maintained, and the Company and its Subsidiaries will continue to operate their respective businesses, only in the Ordinary Course;

2.

the Company and its Subsidiaries will comply with the terms of all Company Material Contracts (including, for greater certainty, the Advisory Services Agreement) and the Company will use commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its Subsidiaries’ respective officers and employees as a group;

3.	the Company will perform its obligations under, and comply with all the terms of, the Waiver and Amendment Agreement;

4.	the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

a.	alter or amend its articles, charter, by-laws or other Organizational Documents;

b.	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Company Shares;

c.	split, divide, consolidate, combine or reclassify any Company Shares or any other securities of the Company;

d.

issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Company Shares or other securities of the Company or its Subsidiaries (including, for greater certainty, Company Awards, Company Warrants or any equity-based awards), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Company Shares or other securities of the Company or its Subsidiaries, other than the issuance of (i) the Company Options to be issued pursuant to the Additional Company Options Issuances and the Company DSUs to be issued pursuant to the Additional Company DSU Grant; (ii) Company Shares issuable pursuant to the exercise, redemption or settlement of Company Awards or Company Warrants outstanding as of the date hereof or the Company Options issued pursuant to the Additional Company Options Issuances; (iii) Company Shares issuable upon conversion of the Company Senior Secured Note, or (iv) any subordinated debt or other equity securities by way of a private placement or a prospectus-exempt offering to the extent then available to the Company provided such offering (A) does not exceed $20,000,000, (B) does not require approval of the Company Shareholders under the rules and policies of the TSX and Nasdaq, and (C) is on terms acceptable to each of the boards of directors of the Company and the Purchaser, in their respective sole and absolute discretion (an “Interim Period Financing”);

e.

redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, any of its outstanding Company Shares or other securities or securities convertible into or exchangeable or exercisable for Company Shares or any such other securities unless otherwise required by the terms of such securities;

f.	amend the terms of any securities of the Company or its Subsidiaries;

g.	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

h.	reorganize, amalgamate or merge with any other Person;

a.

make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under IFRS or to convert its accounting standards to U.S. GAAP, as required under the Company Senior Secured Note;

b.	make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable;

c.	reduce the stated capital of any class or series of the Company Shares;

xx.

other than as provided for in the Company Warrant Indentures or as contemplated in Section (4.5) of the Company Disclosure Letter, take any action to accelerate the vesting of any Company Awards or Company Warrants, or other securities convertible into or exchangeable or exercisable for Company Shares, or to modify the exercise price of any Company Awards or Company Warrants or other securities convertible into or exchangeable or exercisable for Company Shares, or otherwise modify the Company Omnibus Plan, the Previous Company Stock Option Plan, the Zenabis Incentive Plan or any award agreements issuing Company Awards or Company Warrants or other securities convertible into or exchangeable or exercisable for Company Shares, thereunder;

lllllllllllllllllllllllllllllllllllllll.

except for the sale of inventory in the Ordinary Course, sell, pledge, lease, licence, dispose of or encumber any assets or properties (including the shares or other equity securities) of the Company or of any of its Subsidiaries, including pursuant to any sale-leaseback or similar transaction;

mmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmm.

(A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other Person, or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

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except as permitted by Section 4.1(4)(d) above, incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or, issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances to any other Persons, except to employees pursuant to policies to reimburse expenses in advance or pursuant to or in respect of existing credit facilities or debt instruments or the maintenance or extension thereof (or the agreements, indentures or guarantees governing or relating to such facilities or instruments, or the maintenance or extension thereof);

ooooooooooooooooooooooooooooooooooooooo.	make any payments in respect of any indebtedness of the Company (including any premiums or penalties thereon or fees in respect thereof) in advance of when such amounts are due;

ppppppppppppppppppppppppppppppppppppppp.

pay, discharge or satisfy any claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Interim Financial Statements, or voluntarily waive, release, assign, settle or compromise any Action;

qqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqq.	settle or compromise any Action brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;

rrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrr.

enter into any material new line of business, enterprise or other activity that is inconsistent with the existing businesses of the Company and its Subsidiaries in the manner such existing businesses generally have been carried on;

sssssssssssssssssssssssssssssssssssssss.

expend or commit to expend any amounts with respect to capital expenses, where such expenditure or commitment exceeds $100,000, unless such capital expense is required to ensure the continuity of the business of the Company as presently conducted, in which case, the Purchaser’s consent to the Company making or committing to make such capital expense above $100,000 shall not be unreasonably withheld;

ttttttttttttttttttttttttttttttttttttttt.

terminate, fail to renew, fail to pursue an application for, apply or re-apply for, cancel, waive, release, grant or transfer any rights of material value or modify or change any existing material Permit or Material Contract except as required by its terms;

e.

enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify or amend any right to renew any lease or sublease of real property or acquire any interest in real property;

f.

enter into or agree to enter into any new Company Material Contracts (other than the renewal of an expiring Company Material Contract in existence on the date hereof on terms materially consistent with terms in existence on the date hereof);

j.	enter into any Contract with any “related party” (as such term is defined in MI 61-101);

k.	incur any expenses where such expenditure exceeds $1,000,000 individually or in the aggregate, other than and excluding the Transaction Costs;

l.

notwithstanding any requirement to operate in the Ordinary Course, provide its consent to or approve any action that would result in (x) any material payments or expenditures being made by the Truss JV or (y) the entry by the Truss JV into any new material Contracts;

a.

breach any provision of the Company Senior Secured Note or the Advisory Services Agreement, including the Minimum Liquidity Covenant (without taking into account any applicable cure periods for such covenant in the Company Senior Secured Note) or breach any payment obligation of the Company under the Company Senior Secured Note or the Advisory Services Agreement, in each case taking into account the Waiver and Amendment Agreement including the cure period contemplated thereunder; and

b.	authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

5.

without the consent of the Purchaser, which determination on whether to provide consent will not be unreasonably delayed, neither the Company nor any of its Subsidiaries will, except in the Ordinary Course or pursuant to any existing Contracts or employment, pension, supplemental pension, termination, retention or compensation arrangements or policies or plans in effect on the date hereof, except as is necessary to comply with applicable Laws:

a.

enter into or materially modify any employment, severance, separation, change-in-control, retention, collective bargaining or similar agreements or arrangements with, or take any action with respect to or grant any salary increases, bonuses, benefits, retention, severance or termination pay to, any Company Employees or any consultants or independent contractors of the Company or any of its Subsidiaries;

b.	terminate the employment of any Company Employees other than for cause;

c.

except for the Additional Company Options Issuances or Additional Company DSU Grant, adopt or amend or make any contribution to or any award under any Company Plan or other bonus, profit sharing, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of the Company or any of its Subsidiaries; or

d.

except as disclosed in Section (4.5) of the Company Disclosure Letter, take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under any Company Plan;

6.

without the consent of the Purchaser, which determination on whether to provide consent will not be unreasonably delayed, neither the Company nor any of its Subsidiaries will, make any determinations prior to the Effective Time in respect of discretionary or other bonus entitlements for employees, contractors, directors or officers or otherwise provide any other bonus, retention, change of control or similar awards or entitlements for any employee, contractor, director or officer other than those in existence on the date hereof and disclosed in the Company Disclosure Letter;

7.

except for the Additional Company Options Issuances or Additional Company DSU Grant, the Company will not grant to any officer or director of the Company any equity based awards pursuant to any Company Plan or otherwise;

8.

the Company will not, and will not permit any of its Subsidiaries to, make any loan to any officer or director of the Company or any of its Subsidiaries, except for the advance of expenses consistent with past practice;

9.

the Company will, and will cause each of its Subsidiaries to, maintain all Cannabis Licenses and other Permits held by the Company and its Subsidiaries in good standing, and shall take all commercially reasonable actions necessary to ensure that the Purchaser receives the benefit therefrom after Closing;

10.

the Company will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company or any of its Subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided, however, that, except as contemplated by Section 4.10, none of the Company or any of its Subsidiaries will obtain or renew any insurance (or re-insurance) policy for a term exceeding twelve (12) months;

11.	the Company will promptly provide written notice to the Purchaser of the resignation of any of its senior management employees;

12.	the Company will, and will cause each of its Subsidiaries to:

a.

duly and timely file all Tax Returns required to be filed by it on or after the date hereof which are due (taking into account extensions of time to file) on or before the Effective Date and all such Tax Returns will be true, complete and correct in all material respects;

b.

timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, unless such Taxes are disputed in good faith and the Company has taken reserves therefor in accordance with IFRS; and

c.

not change in any material respect any of its methods of reporting income or deductions or accounting for income Tax purposes from those employed in the preparation of their most recently filed Tax Returns and financial statements except as may be required by applicable Laws;

d.

not make (other than consistent with past practice), change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Tax Return except as may be required by applicable Laws;

e.	not surrender any right to claim a refund with respect to a material amount of Taxes, offset or other reduction in Tax liability;

f.	not consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or reassessment (other than as a result of an extension to file any Tax Return);

g.	not settle, compromise or agree to the entry of judgment with respect to any Action relating to a material amount of Taxes;

h.

not enter into any Tax sharing, Tax allocation or Tax indemnification agreement (other than customary commercial contracts entered into in the Ordinary Course and not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)); and

a.

use all commercially reasonable efforts to cause the Arrangement to constitute a reorganization under Section 368(a) of the Code and not take any action or fail to take any action required hereby that would reasonably be expected to prevent or impede the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

13.	the Company will not, and will not permit any of its Subsidiaries to, enter into or renew any Contract, containing:

a.

any limitation or restriction on the ability of the Company or any of its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its Affiliates, to engage in any type of activity or business;

b.

any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or any of its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or any of its Affiliates, is or would be conducted; or

c.

any limitation or restriction on the ability of the Company or any of its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its Affiliates, to solicit customers or employees;

14.

the Company will not, and will not permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement;

15.

the Company will not release any Company Shareholders from any share transfer restrictions, lock-up or similar trading, transfer or restrictions on encumbrances in respect of the Company Shares or any Company Awards or Company Warrants subject to the Lock-Up Agreement;

16.

no later than the date that is fifteen (15) Business Days following the end of each month, the Company shall deliver to the Purchaser (i) management prepared income statements, (ii) management prepared balance sheets for the prior month, as of the end of the prior month, and (iii) any other financial information relating to the Company and/or its Subsidiaries as may reasonably be requested by the Purchaser, which requested information may include, among other things, statements of cash flows for the prior month; and

17.

the Company shall deliver to the Purchaser (i) all interim and annual financial statements required under Securities Laws for any periods following the date of the Company Annual Financial Statements (the “Subsequent Financial Statements”), and (ii) all income Tax Returns filed by the Company and any of its Subsidiaries between the date hereof and the Effective Time (the “Subsequent Tax Returns”). The Subsequent Financial Statements and the Subsequent Tax Returns shall be delivered to the Purchaser promptly after such Subsequent Financial Statements and Subsequent Tax Returns are first filed with the applicable Governmental Entity. The Subsequent Financial Statements and the Subsequent Tax Returns shall be prepared in a manner, and shall contain such information, such that the representations and warranties of the Company set forth in Section (11)(a) and Section (27)(a)(i) of Schedule “C” will be true and correct as of the Effective Time, substituting references to “Company Financial Statements,” with “Subsequent Financial Statements,” as applicable, and references to “Tax Returns” for “Subsequent Tax Returns”.

The Parties acknowledge and agree that (i) nothing contained herein shall give the Purchaser the right to control, directly or indirectly, the operations or the business of the Company or any of its Subsidiaries at any time prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries business and operations, and (iii) notwithstanding anything to the contrary set forth herein, no consent of the Purchaser will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Antitrust Law or any other applicable Law.

i.	4.2 Conduct of the Business of the Purchaser

The Purchaser covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Company otherwise consents in writing (to the extent that such consent is permitted by applicable Law), or as is otherwise expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is otherwise required by applicable Law:

1.

the business of the Purchaser will be conducted, and the Purchaser will continue to operate its business substantially in the Ordinary Course, provided that, for greater certainty, this should in no way preclude the Purchaser from taking any action in respect of any financing transaction (debt, equity or otherwise) or any other transaction approved by its board of directors;

2.

the Purchaser will use commercially reasonable efforts to maintain and preserve intact its business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its respective officers and employees as a group, in all material respects; and

3.	the Purchaser will not, directly or indirectly, without the consent of the Company (such consent not to be unreasonably withheld or delayed):

a.	alter or amend its articles, charter, by-laws or other Organizational Documents or the terms of the Purchaser Shares;

b.	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Purchaser;

c.

make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under U.S. GAAP;

d.	reduce the stated capital of any class or series of the Purchaser Shares; or

e.	authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing.

The Parties acknowledge and agree that (i) nothing contained herein shall give the Company the right to control, directly or indirectly, the operations or the business of the Purchaser at any time prior to the Effective Time, (ii) prior to the Effective Time, the Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ business and operations, and (iii) notwithstanding anything to the contrary set forth herein, no consent of the Company will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Antitrust Law or any other applicable Law.

i.	4.3 Covenants Regarding the Arrangement

1.

Subject to the provisions of this Agreement, the Purchaser shall, and the Company shall and shall cause its Subsidiaries, to the extent applicable, to, perform all obligations required to be performed by such Party or, in the case of the Company, any of its Subsidiaries, under this Agreement, cooperate with the other Party in connection therewith, and do all such other acts and things as may be necessary or desirable to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, each Party shall and, in the case of the Company, shall cause each of its Subsidiaries to:

a.

satisfy, or cause the satisfaction of, all conditions precedent set forth in Section 6.1, Section 6.2 and Section 6.3, as applicable, in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

b.	use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfil its obligations under this Agreement;

c.

use commercially reasonable efforts to, on prior written approval of the other Party, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

d.

continue to maintain its status as a "reporting issuer" (or similar designated entity) not in default under Canadian Securities Laws in force in all provinces and territories of Canada and maintain its status as an issuer required to file reports under the U.S. Exchange Act;

e.	comply with any TSX and Nasdaq requirements, including with respect to this Agreement and the Arrangement; and

f.

not take any action, or refrain from taking any reasonable action, or permitting any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement.

2.	Without limiting the generality of Section 4.3(1), the Company will and, where appropriate, will cause its Subsidiaries to:

a.	promptly advise the Purchaser in writing of any event, change or development that has resulted in, or that to the Company’s knowledge would have, a Material Adverse Effect in respect of the Company;

b.

promptly advise the Purchaser in writing of any Action commenced or, to the Company’s knowledge, threatened against, relating to or involving or otherwise affecting the Company, its Subsidiaries or its or their respective assets;

c.

use reasonable efforts to obtain all other third Person consents, waivers, Permits, including Cannabis Licenses, exemptions, orders, approvals, agreements, amendments and modifications to Contracts that are necessary to permit or otherwise required in connection with the consummation of the Transaction; and

d.

give the Purchaser prompt notice of (i) any written notice of any Dissent Rights exercised or purported to have been exercised by any Company Shareholder received by the Company in relation to the Meeting and Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, any written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and (ii) any claim or other Action commenced (or, to the Company’s knowledge, threatened) by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated hereby. Other than as required by applicable Law, the Company shall not make any payment or settlement offer, or agree to any settlement, prior to the Effective Time with respect to any such dissent, notice or instrument or claim or other Action unless the Purchaser, acting reasonably, shall have given its written consent to such payment, settlement offer or agreement, as applicable.

3.	Without limiting the generality of Section 4.3(1), the Purchaser will:

a.	promptly advise the Company in writing of any event, change or development that has resulted in, or that to the Purchaser’s knowledge would have, a Material Adverse Effect in respect of the Purchaser;

b.	obtain and maintain the Stock Exchange Approvals; and

c.

at or prior to the Effective Time, authorize, allot and reserve for issuance a sufficient number of Purchaser Shares to meet its obligation to (i) issue Consideration Shares under the Plan of Arrangement; and (ii) issue Purchaser Shares upon exercise of the Company Warrants and the vesting of the Company Awards, all in accordance with the terms of the Plan of Arrangement.

4.

The Parties agree that the Company shall elect (in its Tax Return filed for the taxation year immediately prior to the change of control of the Company on the Effective Date) under Section 256(9) of the Tax Act, in the manner and within the time presented by the Tax Act, for the Company’s taxation year-end to be deemed to occur immediately before the Purchaser’s acquisition of the Company Shares pursuant to the Plan of Arrangement.

i.	4.4 Regulatory Approvals

1.

Concurrently with the execution of this Agreement or as soon as reasonably practicable thereafter, the Parties will make such applications and submissions as may be required in order to obtain and maintain the Required Regulatory Approvals and such other Regulatory Approvals reasonably deemed by any of the Parties, acting reasonably, to be necessary to discharge their respective obligations under this Agreement or otherwise advisable under Laws in connection with the Arrangement and this Agreement.

2.	With respect to the Competition Act Approval:

a.

the Purchaser shall as soon as reasonably practicable following the date of this Agreement, request confirmation from the Commissioner regarding whether the requirement to notify the proposed transactions that are contemplated by this Agreement under Part IX of the Competition Act has been waived by the Commissioner pursuant to section 113(c) of the Competition Act pursuant to a no action letter issued by the Commissioner dated July 4, 2022 (the “Existing Competition Act Approval”); and

b.

if the Commissioner confirms in writing that the Existing Competition Act Approval waives the requirement to notify the proposed transactions that are contemplated by this Agreement under Part IX of the Competition Act, the Parties shall accept such determination and the Competition Act Approval shall be deemed to have been obtained provided the Effective Date occurs prior to the date that is 12 months following the date of the Existing Competition Act Approval.

3.

The Parties will cooperate in good faith with one another in connection with obtaining the Regulatory Approvals (including the Required Regulatory Approvals) including, among other things, by providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required in connection with obtaining the Regulatory Approvals (including the Required Regulatory Approvals) and use their reasonable commercial efforts to ensure that such information does not contain a Misrepresentation; provided however, that nothing in this provision will require a Party to provide information that is not in its possession or not otherwise reasonably available to it. For greater certainty, each Party hereby agrees that from the date hereof until the earlier of: (i) the Effective Time; and (ii) this Agreement having been terminated in accordance with its terms, it will use its commercially reasonable efforts (but subject to the proviso in subsection (2)) to obtain the Regulatory Approvals (including the Required Regulatory Approvals) as soon as reasonably practicable.

4.

The Parties will: (i) cooperate in good faith with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals (including the Required Regulatory Approvals) and will promptly notify each other of any communication from any Governmental Entity in respect of the Arrangement or this Agreement; (ii) respond in good faith, as soon as reasonably practicable, to any requests for information or documents from a Governmental Entity in connection with obtaining the Required Regulatory Approvals; and (iii) not make any submissions or filings to any Governmental Entity related to the transactions contemplated by this Agreement, or participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, submissions, investigations or other inquiries or matters related to the transactions contemplated by this Agreement, unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Entity, gives the other Party a reasonable opportunity to review drafts of any submissions or filings (and will give due consideration to any comments received from such other Party) and to attend and participate in any communications. Despite the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with the other Party to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Party must provide external legal counsel to the other Party non-redacted versions of drafts and final submissions, filings or other written communications with any Governmental Entity on the basis that the redacted information will not be shared with its clients.

5.

Each Party will promptly notify the other Party if it becomes aware that any: (i) application, filing, document or other submission for the Required Regulatory Approvals contains a Misrepresentation; or (ii) any Required Regulatory Approval contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, the Parties will cooperate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.

6.

The Parties will request that the Required Regulatory Approvals be processed by the applicable Governmental Entity on an expedited basis where possible and, to the extent that a public hearing is held, the Parties will request the earliest possible hearing date for the consideration of the Required Regulatory Approvals and provide reasonable cooperation to prepare for and participate in such hearing(s).

7.

If any objections are asserted with respect to the Transaction contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity or other Person challenging or which could lead to a challenge of any of the Transaction contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Required Regulatory Approvals, the Parties will use their commercially reasonable efforts consistent with the terms of this Agreement to resolve such proceeding so as to allow the Effective Time to occur on or prior to the Outside Date.

8.

Notwithstanding the foregoing in this Section 4.4 (other than the proviso in subsection (2)), the Parties will use their commercially reasonable efforts to obtain and maintain the Required Regulatory Approvals and will make or agree to any undertaking, agreement, or action required to obtain and maintain such Required Regulatory Approvals; provided however, that neither Party will make or agree to any undertaking, agreement or action without the consent of the other Party (in such Party’s reasonable discretion).

9.

Each Party will be responsible for and will pay or cause to be paid by the applicable Subsidiary any and all filing fees and applicable Taxes payable to a Governmental Entity by such Party or its Subsidiaries in connection with any application, notification or filing in respect of any of the Regulatory Approvals to be obtained by such Party or any one of its Subsidiaries.

i.	4.5 Company Covenant Regarding Incentive Securities

1.

Until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as disclosed in Section 4.5 of the Company Disclosure Letter, the Board will not accelerate the vesting of the Company Awards and will otherwise deal with such securities in accordance with their terms and the terms of the Omnibus Plan, Previous Stock Option Plan and any existing Contracts or employment, pension, supplemental pension, termination or compensation arrangements in effect on the date hereof in the context of the Transaction.

i.	4.6 Purchaser Covenants Regarding Convertible and Incentive Securities

1.

The Purchaser shall, as promptly as practicable following the Effective Date, cause there to be a (i) registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission which registers the issuance of the Purchaser Shares upon exercise or vesting of the Company Awards, and (ii) registration statement on Form S-3, or prospectus supplement to an existing registration statement on Form S-3, filed with the U.S. Securities and Exchange Commission which registers the issuance of the Purchaser Shares upon exercise or vesting of the Company Warrants, in accordance with the terms of the Plan of Arrangement.

i.	4.7 Access to Information; Confidentiality

1.

Subject to the Confidentiality Agreement and applicable Laws, upon reasonable notice, throughout the period prior to the Effective Time, the Company will (and will cause its Subsidiaries to) as soon as practicable after a request from the Purchaser is received: (a) afford the Purchaser’s officers and other authorized Representatives reasonable access to its directors, senior management, books, Contracts and records; (b) furnish promptly to the Purchaser all information concerning its business, properties and personnel as may reasonably be requested (including, for the avoidance of doubt, continuing access to the Company Data Room); and (c) provide reasonable cooperation to the Purchaser’s officers and other authorized Representatives with respect to day one readiness integration planning (such as payroll, regulatory compliance and financial reporting requirements); provided however, in each case that: (i) access to any people contemplated in this Section 4.7(1) will be provided during the Company’s normal business hours unless the Company agrees otherwise; (ii) the Company’s compliance with any request under this Section 4.7(1) will not unduly interfere with the conduct of the Company’s business; and (iii) the Company need not supply the Purchaser or its representatives with any information which, in the reasonable judgment of the Company, is under a legal obligation not to supply, including, without limitation, pursuant to the provisions of the Antitrust Laws; provided, that, with respect to clause (iii), the Company shall use best efforts to implement alternative disclosure or access arrangements that would not violate such legal obligation. Without limiting the generality of the foregoing, the Company will reasonably cooperate with the Purchaser, acting in good faith, with respect to requests from the Purchaser to access the Company’s properties.

2.

Neither the Purchaser nor any of its Representatives will contact any Company Employee for the purposes of negotiating a new employment or consulting agreement directly with such Company Employee, or any contractual counterparts of the Company or its Subsidiaries (in their capacity as such), except after consultation with and the approval in writing of the General Counsel of the Company, which approval may be withheld in its sole discretion. Notwithstanding the foregoing, the Purchaser, its Subsidiaries and their Representatives shall not be precluded by this Section 4.7(2) from contacting any Person in the Ordinary Course of business of such Person.

3.

Investigations made by or on behalf of a Party, whether under this Section 4.7 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the other Party in this Agreement.

4.

The Parties acknowledge that the Confidentiality Agreement continues to apply and that any requests for information and any information provided pursuant to Section 4.7(1) will be subject to the terms of the Confidentiality Agreement.

i.	4.8 Stock Exchange Delisting

Prior to the Effective Time, the Company will cooperate with the Purchaser and use reasonable commercial efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Law and rules and policies of the TSX and Nasdaq to enable the delisting by the Company of the Company Shares from the TSX and the Nasdaq, promptly following the acquisition by the Purchaser of the Company Shares pursuant to the Arrangement.

i.	4.9 Public and Employee Communications

1.

The Parties will agree on a communication plan in connection with: (a) the execution of this Agreement; and (b) the completion of the transactions contemplated herein, to the extent any such communications are to take place prior to the Effective Time. The Parties agree to co-operate in the preparation of presentations, if any, to the Company Shareholders regarding the Arrangement. No Party shall issue any news release or otherwise make public announcements with respect to this Agreement or the Arrangement without the consent of the other Party (which consent will not be unreasonably withheld, delayed or conditioned), provided, however, that the foregoing shall be subject to each Party’s obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and each Party, in making such disclosure, shall use all commercially reasonable efforts to give prior oral or written notice to the other Party, shall give the other Party a reasonable opportunity to review or comment on the disclosure or filing and shall give reasonable consideration to any comments made by the other Party or its counsel, and if such prior notice is not possible, give the other Party such notice immediately following the making of such disclosure or filing. Nothing in this Agreement will restrict the Company from responding to inquiries from investors or financial analysts in compliance with Securities Law requirements.

2.

Except as may be required by Law, prior to making any written or oral communications to any team of Company Employees or any other internal Company-wide or other broad communication with respect to the transactions contemplated herein: (a) the Company will provide the Purchaser with a copy of the intended communication; (b) the Purchaser will have a reasonable period of time to review and comment on the communication; (c) the Company will consider any such comments in good faith; and (d) the Parties will cooperate in providing any such mutually agreeable communication.

i.	4.10 Insurance and Indemnification

1.

The Parties agree that all rights to indemnification or exculpation now existing in favour of the present and former directors and officers of the Company or of any of its Subsidiaries or who acts as a fiduciary under any Company Plan (each such present or former director or officer of the Company or of any of its Subsidiaries or fiduciary being herein referred to as an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as provided in the Organizational Documents of the Company or any of its Subsidiaries in effect as of the date of this Agreement or any Contract by which the Company or any of its Subsidiaries is bound and which is in effect as of the date hereof (including provisions relating to the advancement of expenses incurred in the defense of any action or suit), copies of which have been delivered to the Purchaser, will survive the completion of the Plan of Arrangement and continue in full force and effect and without modification for a period of not less than six years from the Effective Time, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time.

2.

The Purchaser will, or will cause the Company and its Subsidiaries to, maintain in effect for six (6) years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable than the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided, however, that the Purchaser acknowledges and agrees that prior to the Effective Time, notwithstanding any other provision hereof, the Company may, at its option, purchase prepaid run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by the Company and its Subsidiaries, but providing coverage for a period of six (6) years from the Effective Date with respect to claims arising from or related to facts or events which occurred on or prior to the Effective Date; provided further, that the premiums for any such policies, including any policy the Purchaser puts in place, shall not exceed 300% of the current premium paid by the Company and its Subsidiaries (it being understood and agreed that in the event such directors’ and officers’ liability insurance cannot be obtained for 300% of such last annual premium or less, in the aggregate, the Purchaser shall only remain obligated to provide the greatest directors’ and officers’ liability insurance coverage as may be obtained for such amount).

3.

The provisions of this Section 4.10 shall survive the consummation of the Arrangement and are and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, executors, administrators and other legal representatives and such rights will be held by the Company, and any successor to the Company (including any Surviving Corporation), in trust for such Persons and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of each Indemnified Party, his or her heirs, executors, administrators and other legal representatives; provided, however, that no approval of any beneficiary of such trust will be required in connection with an amendment or variation of this Section 4.10 prior to the Effective Time.

4.

If the Purchaser, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or any of its Subsidiaries) assumes all of the obligations set forth in this Section 4.10.

5.

Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’ and officers’ liability insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of its respective directors, officers or other employees, it being understood and agreed that the indemnification and other rights provided for in this Section 4.10 are not prior to or in substitution for any such claims under such policies.

i.	4.11 Transaction Litigation

The Parties will use their respective commercially reasonable efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any Order that results from any shareholder litigation or Order issued by any Governmental Entity against a Party or any of its directors or officers relating to this Agreement or seeking to prevent or otherwise materially delay the consummation of the Transaction; provided however, that in the event that any shareholder litigation or Order issued by any Governmental Entity related to this Agreement or the Arrangement is brought, or, to the knowledge of a Party, threatened in writing, against such Party or any members of the board of directors of such Party after the date hereof and prior to the Effective Time (“Transaction Litigation”): (a) the Party will promptly notify the other Party of any such Transaction Litigation and will keep the other Party reasonably informed with respect to the status thereof; (b) the Party will give the other Party the opportunity to participate in the defense of any Transaction Litigation; and (c) the Party will not settle or agree to settle any Transaction Litigation without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

i.	4.12 Notice and Cure Provisions

1.

Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to result in the failure to comply with or satisfy any closing condition to be complied with or satisfied by such Party under this Agreement.

2.

Notification provided under this Section 4.12 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

3.

The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(d)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(c)(i), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) if such matter has not been cured by the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party, such date.

i.	4.13 Transaction Personal Information

1.

Each Party shall comply with all applicable Privacy Laws in the course of collecting, using and disclosing Transaction Personal Information. Prior to the Effective Time, the Purchaser shall not disclose Transaction Personal Information to any Person other than its Representatives who are evaluating and advising on the transactions contemplated by this Agreement. After the Effective Time, the Purchaser shall not, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Privacy Laws, use or disclose Transaction Personal Information: (a) for purposes other than those for which such Transaction Personal Information was collected prior to the Effective Time; and/or (b) which does not relate directly to the carrying on of the business of the Company or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

2.

The Purchaser shall use commercially reasonable efforts to protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. If this Agreement is terminated prior to the Effective Time, the Purchaser shall promptly deliver to the Company all Transaction Personal Information in its possession or in the possession of any of its representatives, including all copies, reproductions, summaries or extracts thereof.

i.	5 ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

i.	5.1 Non-Solicitation

1.

The Company will: (i) immediately cease and cause to be terminated any activities, discussions or negotiations that may be ongoing with respect to an Acquisition Proposal, including terminating all access to documents and information regarding the Company and/or its Subsidiaries, including through a data room; (ii) promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all non-public information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries; and (iii) enforce and not waive (and cause its Subsidiaries to enforce and not waive) the terms of any such confidentiality agreement and any standstill agreement (or similar covenants contained in any other agreement) to which it (or any of its Subsidiaries) is a party relating to an Acquisition Proposal, provided that, for the avoidance of doubt, any automatic termination or release of any such confidentiality agreement or standstill agreement in accordance with its terms as a consequence of the execution and delivery of this Agreement, without further agreement or action by the Company or any of its Subsidiaries, shall not constitute a breach of this Article 5.  Except as expressly permitted by this Article 5, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company will not, except as otherwise provided in the Agreement, and the Company will cause its Representatives, its Subsidiaries and its Subsidiaries’ respective Representatives not to, directly or indirectly:

a.

solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing any non-public information) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

b.

enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than the Purchaser) regarding any Acquisition Proposal; provided however, that the Company may ascertain facts from the Person making such Acquisition Proposal for the sole purpose of the Board informing itself about such Acquisition Proposal and the Person that made it and the Company may, for a period of seven (7) Business Days following the receipt of such Acquisition Proposal, advise any Person of the restrictions of this Agreement, communicate with any Person solely for the purpose of clarifying the terms of any inquiry, proposal or offer made by such Person and advise any Person making an Acquisition Proposal that the Board has determined that such Acquisition Proposal does not constitute a Superior Proposal;

c.

(i) fail to unanimously recommend or withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, the Board Recommendation; (ii) make, or permit any Representative of the Company or any of its Subsidiaries to make, any public statement in connection with the Meeting by or on behalf of the Board that would reasonably be expected to have the same effect (iii) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend an Acquisition Proposal or take no position or remain neutral, in each case, with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for more than five (5) Business Days; (iv) accept, approve, endorse, recommend or enter into or publicly propose to accept approve, endorse, recommend or enter into, any agreement, any letter of intent, understanding, agreement or arrangement (other than a confidentiality agreement entered into in compliance with Section 5.2(1)(c)) relating to an Acquisition Proposal (an “Alternative Transaction Agreement”); (v) fail to affirm publicly and without qualification the Board Recommendation within five (5) Business Days following the public announcement of an Acquisition Proposal or upon the written request by the Purchaser to provide such reaffirmation, provided that if such request is made fewer than five (5) Business Days prior to the Meeting, then, notwithstanding the foregoing, the Board in receipt of such request shall have to make such affirmation as soon as practicable prior to the Meeting; or (vi) resolve to take any of the prohibited actions above (the actions in this clause (c), an “Adverse Recommendation Change”).

i.	5.2 Responding to an Acquisition Proposal

1.

Notwithstanding Section 5.1, if at any time prior to obtaining the approval of the Arrangement Resolution, the Company or any of its Representatives receives from a Person a bona fide written Acquisition Proposal (including, for greater certainty, a variation or other amendment to an Acquisition Proposal), or any proposal that could constitute or lead to an Acquisition Proposal, that was not, directly or indirectly, solicited, initiated, knowingly encouraged or otherwise facilitated in violation of Section 5.1, the Company and its Representatives may, in response to such Acquisition Proposal: (i) furnish information with respect to the Company and its Subsidiaries in response to a request therefor by such Person; and (ii) engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, if and only if:

a.	the Company notifies the Purchaser of such Acquisition Proposal in accordance with Section 5.4;

b.

prior to the taking of any such action, the Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (notwithstanding the foregoing, the Purchaser acknowledges and agrees that the Board may contact the Person(s) making such Acquisition Proposal in advance of the Board making a determination that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal for the sole purpose of clarifying the terms and conditions of such Acquisition Proposal so as to determine whether it is, or could reasonably be expected to lead to, a Superior Proposal); and

c.

prior to providing any such information, the Company enters into a confidentiality agreement with such Person that is on terms and conditions no less onerous or more beneficial to such Person than those set forth in the Confidentiality Agreement, provided that such agreement need not prohibit the making or amendment of any Acquisition Proposal and may not include provisions granting such Person an exclusive right to negotiate with the Company.

i.	5.3 Adverse Recommendation Change; Alternative Transaction Agreement

1.

At any time prior to obtaining the approval of the Arrangement Resolution, the Board may, in response to a bona fide written Acquisition Proposal that was not directly or indirectly, solicited, initiated, knowingly encouraged or otherwise facilitated in violation of this Article 5, effect an Adverse Recommendation Change or enter into an Alternative Transaction Agreement, if and only if:

a.	the Company has complied in all material respects with its obligations under Article 5;

b.	the Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal is a Superior Proposal;

c.

the Company provides the Purchaser with written notice of its intention to take such action (a “Superior Proposal Notice”), which notice will include all the information with respect to such Acquisition Proposal that is specified in Section 5.4(1) (it being agreed that the delivery of a Superior Proposal Notice will not constitute an Adverse Recommendation Change unless and until the Company will have failed at or prior to the end of the Matching Period (and, upon the occurrence of such failure, such Superior Proposal Notice and such public announcement will constitute an Adverse Recommendation Change)) to publicly announce that it: (A) is recommending the Arrangement and that Company Shareholders vote for the Arrangement; and (B) has determined that such other Acquisition Proposal (taking into account: (x) any modifications or adjustments made to the Arrangement and this Agreement agreed to by the Purchaser in writing; and (y) any modifications or adjustments made to such other Acquisition Proposal) is not a Superior Proposal and has publicly rejected such Acquisition Proposal;

d.

during the Matching Period, the Board and the Company’s Representatives have negotiated in good faith with the Purchaser (to the extent the Purchaser desires to negotiate) regarding any revisions to the terms of the Arrangement and this Agreement proposed by the Purchaser in order for such Acquisition Proposal to cease to be a Superior Proposal;

e.

at the end of the Matching Period, the Board determines in good faith, after consultation with its financial advisors and its outside legal counsel (and taking into account any amendment or modification to the terms of this Agreement or the Arrangement that the Purchaser has agreed in writing to make), that such Acquisition Proposal constitutes a Superior Proposal, and that the failure to take such action would breach with its fiduciary duties under Law; and

f.	prior to or concurrently with taking any such action, the Company terminates this Agreement pursuant to Section 7.2(c)(ii).

2.

During the Matching Period, the Purchaser will have the opportunity, but not the obligation, to offer to amend the terms of the Arrangement and this Agreement, and the Company will cooperate with the Purchaser with respect thereto, including meeting and negotiating in good faith with the Purchaser to enable the Purchaser to make such amendments to the terms and conditions of this Agreement and the Arrangement as the Purchaser deems appropriate and as would permit the Purchaser to proceed with the Arrangement and any related transactions on such adjusted terms. The Board will review any such offer by the Purchaser to amend the terms of the Arrangement and this Agreement in order to determine, after consultation with its outside legal counsel and financial advisors, whether the Purchaser’s offer to amend the Arrangement and this Agreement, upon its acceptance, would result in the Superior Proposal giving rise to the Matching Period ceasing to be a Superior Proposal when assessed against the Arrangement and this Agreement as they are proposed to be amended as at the termination of the Matching Period. If the Board so determines that the applicable Superior Proposal would cease to be a Superior Proposal when assessed against the Arrangement and this Agreement as they are proposed to be amended as at the termination of the Matching Period, the Purchaser will amend the terms of the Arrangement and this Agreement and the Company and the Purchaser will enter into an amendment to this Agreement reflecting the offer by the Purchaser to amend the terms of the Arrangement and this Agreement, and will take and cause to be taken all such actions as are necessary to give effect to the foregoing.

3.

The Board will promptly reaffirm its Board Recommendation by press release after: (i) any Acquisition Proposal is publicly announced or made and the Board determines it is not a Superior Proposal; (ii) during the Matching Period, the Board determines that a proposed amendment to the terms of the Transaction pursuant to Section 5.3(2) would result in a Superior Proposal giving rise to the Matching Period ceasing to be a Superior Proposal when assessed against the Arrangement and this Agreement as it is proposed to be amended as at the termination of the Matching Period, and the Purchaser has so amended the terms of the Arrangement in accordance with Section 5.3(2); or (iii) the Purchaser, acting reasonably, requests reaffirmation of such Board Recommendation by the Board. The Purchaser will be given a reasonable opportunity to review and comment on the form and content of any such press release and the Company will consider all reasonable comments of the Purchaser.

4.

Any material amendment or modification to any such Acquisition Proposal will require a new Superior Proposal Notice and the Purchaser will be afforded a new Matching Period (except that references to the five (5) Business Day period in the definition of Matching Period will be deemed to be references to a three (3) Business Day period; provided however, that such new Matching Period will in no event shorten the original Matching Period).

i.	5.4 Notification of Acquisition Proposals; Certain Disclosure; Subsidiaries and Representatives

1.

In addition to the obligations of the Company under Section 5.2 and Section 5.3, if the Company or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or any request for non-public information relating to the Company or any Subsidiary (other than requests for information in the Ordinary Course consistent with past practice and unrelated to an Acquisition Proposal) or for discussions or negotiations regarding any Acquisition Proposal, the Company will promptly (and in any event within 48 hours) notify the Purchaser orally and in writing of such Acquisition Proposal, inquiry, proposal, offer or request, and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and will provide to the Purchaser a reasonably detailed written description thereof. The Company will keep the Purchaser reasonably informed (orally and in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any modifications, developments, discussions and negotiations) of the status of any such Acquisition Proposal, inquiry, proposal, offer or request (including the terms and conditions thereof and any modification thereto), and any developments, discussions and negotiations with respect thereto, including furnishing copies of all correspondence and reasonably detailed written summaries of any material inquiries or discussions.

2.

Nothing contained in this Agreement will prevent the Board from: (i) complying with Division 3 of Part 2 of National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal; or (ii) calling and/or holding a meeting of Company Shareholders requisitioned by the Company Shareholders in accordance with Law or taking any other action with respect to an Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with Law.

i.	6 CONDITIONS

i.	6.1 Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied or waived by the Parties at or prior to the Effective Time:

1.

Arrangement Resolution.  The Arrangement Resolution will have been approved by the Company Shareholders entitled to vote thereon at the Meeting in accordance with the Interim Order and MI 61-101 and other applicable Laws.

2.

Interim Order and Final Order.  The Interim Order and the Final Order will have each been obtained on terms consistent with this Agreement and have not been set aside or modified in a manner unacceptable to either of the Parties, each acting reasonably, on appeal or otherwise.

3.

Illegality. No court or other Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Arrangement in accordance with the terms hereof (collectively, an “Order”).

4.

U.S. Securities Law Matters. The Consideration Shares to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and pursuant to exemptions from or in compliance with all applicable state securities laws, provided, however that the Company shall not be entitled to the benefit of the conditions in this Section 6.1(4), and shall be deemed to have waived such condition, in the event that the Company fails to: (a) advise the Court prior to the hearing in respect of the Interim Order that the Parties intend to rely on the exemption from the registration afforded by Section 3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Arrangement; or (b) comply with the requirements to be satisfied by the Company set forth in Section 2.14.

5.

Canadian Securities Law Matters.  The distribution of the Consideration pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of Canadian Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces and territories of Canada or by virtue of exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under Canadian Securities Laws (other than as applicable to control persons or pursuant to Section 2.6 of National Instrument 45-102 – Resale of Securities).

6.	Listing of Shares. The Stock Exchange Approvals will have been obtained.

7.	Termination. This Agreement shall not have been terminated pursuant to Article 7 hereof.

8.

No Legal Action. There shall not have been any action or proceeding commenced by any Person (including any Governmental Entity) in any jurisdiction seeking to prohibit or restrict the Arrangement or the ownership or operation by the Purchaser of the business or assets of the Company or any of its Subsidiaries.

i.	6.2 Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied or waived by the Purchaser at or prior to the Effective Time:

1.

Representations and Warranties. The representations and warranties of the Company set forth in: Section (1) (Organization, Good Standing and Qualification), Section (2) (Capital Structure), and Section (3) (Corporate Authority; Approval) of Schedule “C” will be true and correct as of the Effective Time, in all respects, except, in the case of Section (2) (Capital Structure), for such failures to be so true and correct that are de minimis or a result of the Additional Company Options Issuances, Additional Company DSU Grant or any issuance of securities of the Company specifically approved by the Purchaser, and all other representations and warranties of the Company set forth in this Agreement will be true and correct as of the Effective Time in all respects, except where any failure or failures of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Company (disregarding any materiality or Material Adverse Effect qualification contained in any such representation and warranty for the purpose of determining whether any such failure or failures would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Company), in each case as though made on and as of such date and time (except to the extent that any of such representations and warranties expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), and the Company shall have delivered a certificate confirming same to the Purchaser, executed by two officers or directors of the Company (in each case without personal liability), dated the Effective Date.

2.

Performance of Covenants.  The Company will have fulfilled or complied in all material respects with all of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, except for the covenants set forth in Section 4.1(3) and Section 4.1(4)(aa) of this Agreement, which shall have been fulfilled or complied with in all respects, and the Company shall have delivered a certificate confirming same to the Purchaser, executed by two officers or directors of the Company (in each case without personal liability), dated the Effective Date.

3.

Dissent Rights. Dissent Rights shall not have been exercised with respect to Company Shares representing in aggregate more than 7% of votes attached to the issued and outstanding Company Shares immediately prior to the Effective Time.

4.

No Legal Action.  There shall not have been any action or proceeding commenced by any Person (including any Governmental Entity) in any jurisdiction which seeks to compel the Purchaser to dispose of any material portion of the business or assets of the Purchaser, the Company or any of its Subsidiaries as a result of the Arrangement.

5.

Required Regulatory Approvals. Each of the Required Regulatory Approvals will have been obtained or received on terms that are reasonably satisfactory to the Purchaser, and each such Required Regulatory Approval shall be in force.

6.

Resignations. The Purchaser shall have received resignations and releases from each director of the Company and its Subsidiaries as of the Effective Date, in a form satisfactory to the Purchaser, acting reasonably.

7.

Material Adverse Effect.  Since the date hereof, there will not have occurred a Material Adverse Effect in respect of the Company (which shall include, for greater certainty, the loss of any material Cannabis Licenses held by the Company or any Subsidiary hereof) that is continuing.

8.

Company Fees. The costs, expenses and fees incurred, committed or otherwise payable by the Company or any of its Subsidiaries in connection with, or incidental to, the Transaction, including, for greater certainty, any fees incurred, whether by the Company or the Purchaser, in connection with any proxy solicitation services firm retained by the Company as contemplated in Section 2.3(1)(b) hereof (collectively, the “Transaction Costs”), shall not have exceeded $4,000,000, and the Company shall have delivered a certificate confirming same to the Purchaser, executed by two officers or directors of the Company (in each case without personal liability), dated the Effective Date, it being understood that Transaction Costs will exclude any payments made to the Purchaser or any of its Subsidiaries and any payments to be made to employees, executives or directors of the Company disclosed in the Company Disclosure Letter or specifically contemplated by this Agreement and the Plan of Arrangement.

i.	6.3 Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied or waived by the Company on or prior to the Effective Time:

1.

Representations and Warranties.  The representations and warranties of the Purchaser set forth in: Section (1) (Organization, Good Standing and Qualification), Section (3) (Corporate Authority; Approval) and Section (4) (Issuance of Consideration Shares under the Arrangement) of Schedule “D” will be true and correct as of the Effective Time, in all respects, and all other representations and warranties of the Purchaser set forth in this Agreement will be true and correct as of the Effective Time in all respects, except where any failure or failures of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser (disregarding any materiality or Material Adverse Effect qualification contained in any such representation and warranty for the purpose of determining whether any such failure or failures would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser), in each case as though made on and as of such date and time (except to the extent that any of such representations and warranties expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), and the Purchaser shall have delivered a certificate confirming same to the Company, executed by two officers or directors of the Purchaser (in each case without personal liability), dated the Effective Date.

2.

Performance of Covenants.  The Purchaser will have fulfilled or complied in all material respects with all of the covenants of the Purchaser contained in this Agreement to be fulfilled or complied with by them on or prior to the Effective Time, and the Purchaser shall have delivered a certificate confirming same to the Company, executed by two officers or directors of the Purchaser (in each case without personal liability), dated the Effective Date.

3.	Payment of Consideration. The Purchaser will have complied with Section 2.9 and the Depositary shall have confirmed receipt of the Consideration Shares.

4.	Material Adverse Effect. Since the date hereof, there will not have occurred a Material Adverse Effect in respect of the Purchaser that is continuing.

i.	6.4 Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released upon the issuance of the Certificate of Arrangement.

li.	7 TERM AND TERMINATION

i.	7.1 Term

Subject to Section 7.3, this Agreement will be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

i.	7.2 Termination

This Agreement may be terminated prior to the Effective Time by:

a.	the mutual written agreement of the Parties;

b.	either the Company or the Purchaser, if:

i.

the Arrangement Resolution is not approved by the Company Shareholders entitled to vote thereon at the Meeting in accordance with the Interim Order; provided however, that a Party may not terminate this Agreement pursuant to this Section 7.2(b)(i) if the failure of such approval to be obtained was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder;

ii.

after the date hereof, any court or other Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any final and non-appealable Order; provided however, that a Party may not terminate this Agreement pursuant to this Section 7.2(b)(ii) if such Order was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder; or

iii.

the Effective Time does not occur on or prior to the Outside Date; provided however, that a Party may not terminate this Agreement pursuant to this Section 7.2(b)(iii) if the failure of the Effective Time to so occur was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder;

c.	the Company if:

i.

the Purchaser will have breached any representation or warranty or failed to perform any covenant or other agreement in this Agreement, which breach or failure to perform: (A) is incapable of being cured by the Purchaser prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice by the Company to the Purchaser of such breach, and (y) the Outside Date; and (B) would cause any condition in Section 6.3(1) Representations and Warranties or Section 6.3(2) Performance of Covenants not to be satisfied; provided however, that the Company is not then in breach of this Agreement or has not failed to perform any covenant or other agreement in this Agreement so as to cause any condition in Section 6.2(1) Representations and Warranties or Section 6.2(2) Performance of Covenants not to be satisfied;

ii.

prior to the approval of the Arrangement Resolution, in order to enter into an Alternative Transaction Agreement with respect to a Superior Proposal in accordance with Section 5.3; provided however, that the Company has complied with its obligations under Article 5 and the Company pays the Company Termination Fee in accordance with Section 8.2; or

iii.	there has occurred a Material Adverse Effect with respect to the Purchaser.

d.	the Purchaser, if:

i.	the Company will have

A.

breached any representation or warranty of the Company set forth in this Agreement, which breach: (A) is incapable of being cured by the Company prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice by the Company to the Purchaser of such breach, and (y) the Outside Date; and (B) would cause any condition in Section 6.2(1) Representations and Warranties not to be satisfied; provided, however, that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.3(1) Representations and Warranties not to be satisfied;

B.

failed to perform any covenant or agreement on the part of the Company set forth in this Agreement, which failure to perform: (A) is incapable of being cured by the Company prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice of such failure to perform, and (y) the Outside Date; and (B) would cause any condition in Section 6.2(2) Performance of Covenants not to be satisfied; provided, however, that the Purchaser is not then in breach of this Agreement or has not failed to perform any covenant or other agreement in this Agreement so as to cause any condition in Section 6.3(2) Performance of Covenants not to be satisfied;

ii.	prior to the approval of the Arrangement Resolution at the Meeting, the Board has effected an Adverse Recommendation Change;

iii.	the Company has breached Article 5; or

iv.	there has occurred a Material Adverse Effect with respect to the Company.

The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(a)) will give notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

i.	7.3 Expenses and Reimbursement

1.

Subject to Section 7.3(2) and Section 8.2, all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement, including all costs, expenses and fees of the Company incurred prior to or after the Effective Date in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

2.	In addition to the rights of the Purchaser under Section 8.2, if this Agreement is terminated:

a.

by the Purchaser pursuant to (i) Section 7.2(d)(i)(A) (other than in the event of a Wilful Breach) and (ii) the Company Termination Fee is not otherwise payable in connection with such termination, then the Company shall, within two (2) Business Days of such termination, pay or cause to be paid to the Purchaser by wire transfer of immediately available funds the Purchaser Reimbursement Fee; or

b.

by the Company pursuant to Section 7.2(c)(i), then the Purchaser shall, within two (2) Business Days of such termination, pay or cause to be paid to the Company by wire transfer of immediately available funds the Company Reimbursement Fee;

3.

The payment of the Purchaser Reimbursement Fee or the Company Reimbursement Fee, as applicable, pursuant to Section 7.3(2) is the sole monetary remedy of a Party if this Agreement is terminated as contemplated and the Purchaser Reimbursement Fee or the Company Reimbursement Fee, as applicable, is payable as contemplated in Section 7.3(2).

i.	7.4 Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement will become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 4.10 will survive for a period of six years thereafter; (b) in the event of termination under Section 7.2, Section 4.11, this Section 7.4 and Section 8.2 through to and including Section 8.16 will survive; and (c) neither the termination of this Agreement nor anything contained in this Section 7.4 will relieve any Party from any liability for fraud, criminal acts or Wilful Breach. Notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive any termination or lapse of effectiveness hereof.

li.	8 TERMINATION FEES AND GENERAL PROVISIONS

i.	8.1 Modifications or Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be modified or amended by mutual written agreement, executed and delivered by duly authorized officers of the respective Parties, without, subject to applicable Laws, further notice to or authorization on the part of the Company Shareholders, and any such modification or amendment may, subject to the Interim Order, Final Order and Law, without limitation:

a.	change the time for performance of any of the obligations or acts of the Parties;

b.	waive any inaccuracies or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

c.	waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

d.	waive compliance with or modify any mutual conditions contained in this Agreement,

provided that such modification or amendment does not invalidate the approval of the Arrangement Resolution by the Company Shareholders.

i.	8.2 Termination Fees

Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Company Termination Fee Event occurs, the Company will pay the Purchaser the Company Termination Fee in accordance with Section 8.2(2). For the avoidance of doubt, the Company shall not be required to pay the Company Termination Fee more than once.

1.	For the purposes of this Agreement, “Company Termination Fee” means $2,200,000, and “Company Termination Fee Event” means:

a.	the termination of this Agreement pursuant to Section 7.2(d)(i)(A) (on the basis of a Wilful Breach), Section 7.2(d)(i)(B), Section 7.2(d)(ii), Section 7.2(d)(iii), or Section 7.2(c)(ii);

b.	the termination of this Agreement pursuant to Section 7.2(b)(i) or Section 7.2(b)(iii), if:

i.

prior to the date of termination, an Acquisition Proposal has been publicly announced or otherwise communicated to the Board, the Company, any of its Subsidiaries or their respective Representatives; and

ii.

within twelve (12) months following the date of such termination: (A) a transaction in respect of any Acquisition Proposal is consummated or effected; or (B) the Company or any of its Subsidiaries enters into a definitive agreement in respect of any Acquisition Proposal and such Acquisition Proposal is later consummated or effected (whether or not within such twelve (12) month period).

For purposes of the foregoing Section 8.2(1)(b)(ii), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 1.1, except that references to “20%” will be deemed to be references to “50%”.

2.

If a Company Termination Fee Event occurs, the Company Termination Fee will be paid prior to or concurrently with such Company Termination Fee Event; provided, however that in the circumstances set out in Section 8.2(1)(b), the Company Termination Fee will be paid within two Business Days following consummation/closing of the principal transaction contemplated by such Acquisition Proposal referred to therein. Any Company Termination Fee will be paid by the Company to the Purchaser, by wire transfer in immediately available funds to an account designated by the Purchaser.

3.

The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Purchaser would not enter into this Agreement, and that the amounts set out in this Section 8.2 represent liquidated damages, which are a genuine pre-estimate of the damages if this Agreement is terminated as a result of the conditions set out herein, including opportunity costs, which the Purchaser will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. The Company irrevocably waives any rights it may have to raise as a defence that any such liquidated damages are excessive or punitive. The Purchaser agrees that the payment of the Company Termination Fee in the manner provided in this Section 8.2, if applicable, is the sole remedy of the Purchaser against the Company in respect of the termination of this Agreement as a result of a Company Termination Fee Event, provided however, that nothing shall preclude a Party from pursuing additional damages, including for lost opportunities or other consequential losses, in the event of any Wilful Breach or other intentional breach by the other Party.

i.	8.3 Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier, facsimile or electronic mail and addressed:

a.	to the Purchaser at:

Tilray Brands, Inc.

655 Madison Avenue

19th Floor

New York, New York

10065

Attention:         Mitchell Gendel

Email:              mitchell.gendel@tilray.com

with a copy (which will not constitute notice) to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place

PO Box 367, 100 King Street West

Toronto, ON

M5X 1E2

Attention:         Russel Drew

Email:              russel.drew@dlapiper.com

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York

10020-1104

Attention:       Christopher Giordano

Email:             christopher.giordano@dlapiper.com

b.	to the Company (prior to the Effective Time), at:

HEXO Corp.

3000 Solandt Rd,

Kanata, ON

K2K 2X2

Attention:         General Counsel

Email:               joelle.maurais@hexo.com

with a copy (which will not constitute notice) to:

Norton Rose Fulbright Canada LLP

Attention:         Amar Leclair-Ghosh and Elliot Shapiro

Email:               amar.leclair-ghosh@nortonrosefulbright.com and

elliot.shapiro@nortonrosefulbright.com

Any communication or notice hereunder may only be sent via email to the applicable address set forth in this Section 8.3, and will be deemed to have been properly delivered on the next business day after sending via email. Addresses for communication and notice may be updated from time to time in writing delivered to the other. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

i.	8.4 Time of the Essence.

Time is of the essence in this Agreement.

i.	8.5 Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at Law or in equity. Under no circumstance will the Purchaser be permitted or entitled to receive both a grant of specific performance and any payment of the Company Termination Fee in connection with termination of this Agreement pursuant to a Company Termination Fee Event.

i.	8.6 Third Party Beneficiaries

1.

Except as provided in Section 4.10(1) and Section 4.10(2), which, without limiting their terms, are intended as a stipulation for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.6 as the “Indemnified Persons”), and except for the right of the Company Securityholders to receive the consideration as provided in the Plan of Arrangement following the Effective Time pursuant to the Arrangement, the Parties intend and hereby agree that this Agreement will not benefit or create any right or cause of action or a claim for damages therefrom in favour of any Person other than the Parties and that no Person, other than the Parties, will be entitled to rely on the provisions of this Agreement set forth herein for any Action. The Parties further agree that they will not assert any claim, cause of action, or right of damages attributable to any such third Persons.

2.

Despite the foregoing, the Parties acknowledge to each of the Indemnified Persons their direct rights against the applicable Party under Section 8.14, which are intended for the benefit of, and will be enforceable by, each applicable Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, the Company or the Purchaser, as applicable, confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf; provided however, that the Parties further agree that the rights of the Indemnified Persons, his or her heirs and his or her legal representatives as contemplated by this Section 8.6 will not arise unless and until the Effective Time occurs.

i.	8.7 Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).  No waiver will be binding unless executed in writing by the Party to be bound by the waiver.  A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right.  A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

i.	8.8 Entire Agreement

This Agreement, together with the Confidentiality Agreement, the Waiver and Amendment Agreement and the Company Disclosure Letter, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, representations, warranties and discussions, whether oral or written, of the Parties. For greater certainty, the Parties have not relied on and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

i.	8.9 Successors and Assigns

1.

This Agreement becomes effective only when executed by the Parties.  After that time, it will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

2.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement are assignable, delegable or transferable (as the case may be), in whole or in part, by the other Party without the prior written consent of the other Party and any attempted or purported assignment, delegation or transfer (as the case may be) in violation of this Section 8.9 will be null and void.

i.	8.10 Severability

The provisions of this Agreement will be deemed severable and the illegality, invalidity or unenforceability of any provision will not affect the legality, validity or enforceability of any other provision hereof.  If any provision of this Agreement, or application thereof to any Person or any circumstance, is illegal, invalid or unenforceable: (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such illegality, invalidity or unenforceability, nor will such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

i.	8.11 Governing Law; Jurisdiction

This Agreement will be governed by, construed and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to the conflict of laws, rules or principles thereof (or any other jurisdiction to the extent such laws, rules or principles would direct a matter to another jurisdiction).  Each of the Parties hereby irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in Toronto, Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement, and irrevocably waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

i.	8.12 Rules of Construction

The Parties have participated jointly in negotiating and drafting this Agreement and the Parties to this Agreement waive the application of any Law or rule of construction, providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document and agree this Agreement will be construed as if drafted jointly.

i.	8.13 Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

i.	8.14 No Liability

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as the Parties. No Representative of the Purchaser or any of its Subsidiaries will have any personal liability whatsoever to the Company or any third party beneficiary under this Agreement or any other document delivered in connection with the transactions contemplated herein hereby on behalf of the Purchaser or its Representatives.  No Representative of the Company or any of its Subsidiaries will have any personal liability whatsoever to the Purchaser or any third party beneficiary under this Agreement or any other document delivered in connection with the transactions contemplated herein on behalf of the Company or any of its Subsidiaries or their Representatives.

i.	8.15 Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

i.	8.16 Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by any form of electronic communication) and all such counterparts taken together will be deemed to constitute one and the same instrument.  The Parties will be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy will be legally effective to create a valid and binding agreement between the Parties.

*  *  *  *  *  *  *

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement on the date first written above.

TILRAY BRANDS, INC.
By:
Authorized Signing Officer

HEXO CORP.
By:
Authorized Signing Officer